Execution Copy


                       RFC LOAN AGREEMENT




                              among





                          HUMANA INC.,


       THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS
                FROM TIME TO TIME PARTIES HERETO,


               RELATIONSHIP FUNDING COMPANY, LLC,

                               AND



                    THE CHASE MANHATTAN BANK,
                    AS ADMINISTRATIVE AGENT,



                     BANK OF AMERICA, N.A.,

                         CITIBANK, N.A.,

                               and

                         WACHOVIA BANK,

                               and

                   J.P. MORGAN SECURITIES INC.



                  DATED AS OF OCTOBER 11, 2001









                        TABLE OF CONTENTS

                                                             Page

SECTION 1.     DEFINITIONS                                      1

     1.1  Defined Terms                                         1
     1.2  Other Definitional Provisions                        17

SECTION 2.     AMOUNT AND TERMS OF LOANS                       17

     2.1  RFC Loans                                            18
     2.2  Repayment of RFC Loans; Evidence of Debt             19
     2.3  Fees                                                 20
     2.4  Termination or Changes to Facility Amount or RFC
          Facility Amount                                      20
     2.5  Prepayments                                          21
     2.6  Conversion Options; Minimum Amount of RFC Loans.     21
     2.7  Interest Rate and Payment Dates for RFC Loans        22
     2.8  Computation of Interest and Fees                     23
     2.9  Inability to Determine Interest Rate                 24
     2.10 Pro Rata Borrowings and Payments                     24
     2.11 Illegality                                           25
     2.12 Requirements of Law                                  26
     2.13 Capital Adequacy                                     27
     2.14 Taxes                                                27
     2.15 Indemnity                                            29
     2.16 Application of Proceeds of RFC Loans                 29
     2.17 Notice of Certain Circumstances; Assignment of
          Commitments Under Certain Circumstances              29
     2.18 Regulation U                                         30
     2.19 Purchase after Wind-Down Event or on Termination Date.31
     2.20 Additional Fee Payable to Downgraded Banks.          31

SECTION 3.     REPRESENTATIONS AND WARRANTIES                  32

     3.1  Corporate Existence; Compliance with Law             32
     3.2  No Legal Obstacle to Agreement; Enforceability       32
     3.3  Litigation                                           33
     3.4  Disclosure                                           33
     3.5  Defaults                                             33
     3.6  Financial Condition                                  33
     3.7  Changes in Condition                                 34
     3.8  Assets                                               34
     3.9  Tax Returns                                          34
     3.10 Contracts, etc                                       35
     3.11 Subsidiaries                                         35
     3.12 Burdensome Obligations                               35
     3.13 Pension Plans                                        35
     3.14 Environmental and Public and Employee Health and
          Safety Matters                                       36
     3.15 Federal Regulations                                  36
     3.16 Investment Company Act; Other Regulations            36
     3.17 Solvency                                             36
     3.18 Casualties                                           36
     3.19 Business Activity                                    37
     3.20 Purpose of RFC Loans                                 37

SECTION 4.     CONDITIONS                                      37

     4.1  Conditions to the Closing Date                       37
     4.2  Conditions to Each Loan                              38

SECTION 5.     AFFIRMATIVE COVENANTS                           40

     5.1  Taxes, Indebtedness, etc                             40
     5.2  Maintenance of Properties; Maintenance of Existence  40
     5.3  Insurance                                            41
     5.4  Financial Statements                                 41
     5.5  Certificates; Other Information                      42
     5.6  Compliance with ERISA                                43
     5.7  Compliance with Laws                                 43
     5.8  Inspection of Property; Books and Records; Discussions43
     5.9  Notices                                              43
     5.10 Maintenance of Licenses, Etc                         44
     5.11 Further Assurances                                   45

SECTION 6.     NEGATIVE COVENANTS                              45

     6.1  Financial Condition Covenants.                       45
     6.2  Limitation on Subsidiary Indebtedness                46
     6.3  Limitation on Liens                                  46
     6.4  Limitations on Fundamental Changes                   47
     6.5  Limitation on Sale of Assets                         48
     6.6  Limitation on Distributions                          49
     6.7  Transactions with Affiliates                         49
     6.8  Sale and Leaseback                                   49

SECTION 7.     DEFAULTS                                        49

     7.1  Events of Default                                    49
     7.2  Annulment of Defaults                                52
     7.3  Waivers                                              52
     7.4  Course of Dealing                                    52

SECTION 8.     THE AGENT                                       53

     8.1  Appointment                                          53
     8.2  Delegation of Duties                                 53
     8.3  Exculpatory Provisions                               53
     8.4  Reliance by Agent                                    54
     8.5  Notice of Default                                    54
     8.6  Non-Reliance on Agent and Other Banks                54
     8.7  Indemnification                                      55
     8.8  Agent in Its Individual Capacity                     55
     8.9  Successor Agent                                      55

SECTION 9.     MISCELLANEOUS                                   55

     9.1  Amendments and Waivers                               56
     9.2  Notices                                              56
     9.3  No Waiver; Cumulative Remedies                       57
     9.4  Survival of Representations and Warranties           57
     9.5  Payment of Expenses and Taxes; Indemnity             57
     9.6  Successors and Assigns; Participations; Purchasing
          Banks                                                58
     9.7  Adjustments; Set-off                                 61
     9.8  Counterparts                                         62
     9.9  GOVERNING LAW                                        62
     9.10 WAIVERS OF JURY TRIAL                                62
     9.11 Submission To Jurisdiction; Waivers                  62
     9.12 Confidentiality of Information                       62
     9.13 Bankruptcy Petition Against RFC.                     63
     9.14 Special RFC Indemnity.                               63
     9.15 Limited Recourse.                                    63


SCHEDULES

SCHEDULE I     Lending Offices; Addresses for Notice
SCHEDULE II    Pricing Grid
SCHEDULE III   Indebtedness
SCHEDULE IV    Subsidiaries of the Company
SCHEDULE V     Liens
SCHEDULE VI    Certain Acquisitions and Dispositions
SCHEDULE VII   Other Regulations
SCHEDULE VIII  Business Activities


EXHIBITS

EXHIBIT A      Form of Revolving Credit Note
EXHIBIT B      Form of Transfer Supplement
EXHIBIT C      Form of Closing Certificate
EXHIBIT D-1    Form of Company Counsel Opinion
EXHIBIT D-2    Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson




          RFC LOAN AGREEMENT, dated as of October 11, 2001, among HUMANA INC., a Delaware corporation (the "Company"), RELATIONSHIP FUNDING COMPANY, LLC, a Delaware limited liability company ("RFC"), the institutions listed in the signature pages hereto as Liquidity Institutions (together with their successors and permitted assigns, the "Banks") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for RFC and the Banks (in such capacity, the "Agent").

                      W I T N E S S E T H:

          WHEREAS, the Company has requested RFC to make revolving loans to it hereunder; and

          WHEREAS, RFC may from time to time, in its sole discretion, agree to make such loans to the Company upon and subject to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, the parties hereto hereby agree as follows:


          SECTION 1.     DEFINITIONS

          1.1  Defined Terms.

          As used in this Agreement, the following terms have the following meanings:

          "Admitted Asset": with respect to any HMO Subsidiary or Insurance Subsidiary, any asset of such HMO subsidiary or Insurance Subsidiary which qualifies as an "admitted asset"
     (or any like item) under the applicable Insurance
     Regulations and HMO Regulations.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Aggregate Outstanding Extensions of Credit": an amount equal to the aggregate principal amount of all RFC
     Loans then outstanding.

          "Agreement": this agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); "Base CD Rate" shall mean the sum of
     (a) the product of (i) the Three-Month Secondary CD Rate and
     (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; "C/D Reserve Percentage" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal three-month certificates of deposit in the secondary market in Dollars in New York City and in an amount of $100,000 or more; "C/D Assessment Rate" shall mean, for any day, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by The Chase Manhattan Bank to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of The Chase Manhattan Bank in the United States; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Allocated Commercial Paper": has the meaning assigned to it in the definition of CP Breakage Costs.

          "Alternate Base Rate Loans":  RFC Loans held by the
     Banks hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Alternate
     Base Rate.

          "Applicable Margin": for each Type of RFC Loan (other than CP Rate Loans), the rate per annum applicable to such type determined in accordance with the Pricing Grid.

          "Available Facility Amount": at a particular time, an amount equal to the difference between (a) the amount of the Facility Amount at such time and (b) the Aggregate
     Outstanding Extensions of Credit at such time.

          "Bank Funded Loans": RFC Loans that have been made by the Banks pursuant to subsection 2.1(c) or purchased by the Banks pursuant to the Liquidity Agreement. RFC Loans purchased by the Banks pursuant to the Liquidity Agreement shall be RFC Loans until the earliest to occur of (i) such RFC Loans being repaid pursuant hereto, (ii) such RFC Loans being repurchased by RFC pursuant to Section 4.12 of the Liquidity Agreement and (iii) such RFC Loans being converted into loans under the 364 Day Facility pursuant to Section 2.19.

           "Banks":  as defined in the preamble hereto.

          "Benefited Bank":  as defined in subsection 9.7.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.1(b) or 2.1(c) as a date on which the Company requests RFC or each Bank (as the case may be) to make an RFC Loan hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Change in Control": of any corporation, shall occur where (a) any Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company, shall acquire more than 30% of the Voting Stock of such corporation or (b) the Continuing Directors shall not constitute a majority of the board of directors of such corporation.

          "Closing Date": the date on which all of the conditions precedent for the Closing Date set forth in
     Section 4 shall have been fulfilled.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commercial Paper" means any short-term promissory notes issued by the CP Issuer in the commercial paper market.

          "Commitment": as to any Bank, its Commitment as defined in the Liquidity Agreement.

          "Commitment Percentage": as to any Bank, the percentage of the aggregate Commitments constituted by such Bank's Commitment.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "Conduit Lender": any special purpose corporation organized and administered by any Bank for the purpose of making RFC Loans otherwise required to be made by such Bank and designated by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a RFC Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such RFC Loan, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14, 2.15 or 9.5 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender (and each Bank which designates a Conduit Lender shall indemnify the Company against any increased taxes, costs, expenses, liabilities or losses associated with any payment thereunder to such Conduit Lender) or (b) be deemed to have any Commitment.

          "Consolidated Assets": the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP.

          "Consolidated EBIT": for any period for which the amount thereof is to be determined, Consolidated Net Income for such period plus all amounts deducted in computing such Consolidated Net Income in respect of Consolidated Interest Expense and income taxes, all determined in accordance with GAAP; provided, that for purposes of calculating Consolidated EBIT for any period of four full fiscal quarters, (i) the Consolidated EBIT attributable to any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (a) any discontinued operations or products of the acquired Person or business unit or (b) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company's reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (ii) the Consolidated EBIT of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).

          "Consolidated EBITDA": for any fiscal period for which the amount thereof is to be determined, Consolidated EBIT for such fiscal period plus, to the extent deducted from Consolidated Net Income for such fiscal period, depreciation and amortization for such fiscal period.

          "Consolidated Interest Expense": for any period for which the amount thereof is to be determined, all amounts deducted in computing Consolidated Net Income for such period in respect of interest expense on Indebtedness determined in accordance with GAAP; provided, that for purposes of calculating Consolidated Interest Expense for any period of four full fiscal quarters, (i) the Consolidated Interest Expense of any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (a) any discontinued operations or products of the acquired Person or business unit or (b) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company's reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (ii) the Consolidated Interest Expense of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters). Consolidated Interest Expense shall in any event include the Synthetic Lease Interest Component of any Synthetic Lease entered into by the Company or any of its Subsidiaries.

          "Consolidated Net Income": for any period, the consolidated net income, if any, after taxes, of the Company and its Subsidiaries for such period determined in accordance with GAAP; provided, that, for all purposes other than subsection 6.1(a), Consolidated Net Income shall not be reduced or increased by the amount of any non-cash extraordinary charges or credits that would otherwise be deducted from or added to revenue in determining such Consolidated Net Income.

          "Consolidated Net Tangible Assets": at any date, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities as disclosed on the consolidated balance sheet of the Company (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding any deferred income taxes that are included in current liabilities), and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

          "Consolidated Net Worth": at any date, the stockholders' equity of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

          "Consolidated Total Debt": the aggregate of all Indebtedness (including the current portion thereof) of the Company and its Subsidiaries on a consolidated basis.

          "Continuing Director": any member of the Board of Directors of the Company who is a member of such Board on the date of this Agreement, and any Person who is a member of such Board and whose nomination as a director was approved by a majority of the Continuing Directors then on such Board.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control Group Person": any Person which is a member of the controlled group or is under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.

          "CP Breakage Costs" means, with respect to any CP Excess Amount on any date (such date, the "CP Payment Date"), an amount equal to the excess, if any, of (i) the sum of (a) all interest that would have accrued (had such CP Payment Date not occurred) on such CP Excess Amount through and including the later to occur of (x) the day on which the principal component of Commercial Paper issued by the CP Issuer and allocated by the CP Issuer to fund advances under the Lexington Credit Agreement and used to fund or maintain one or more CP Rate Loans that will mature on or after the relevant CP Payment Date equals or exceeds such CP Excess Amount (such principal component, "Allocated Commercial Paper") and (y) the day on which the latest maturing rate hedge agreement entered into by the CP Issuer and relating to the Commercial Paper described in clause (x) hereof matures (such later date, the "Relevant Maturity Date"), plus (b) any amounts required to be paid to unwind any relevant rate hedge agreements, over (ii) the amount of income (less the reasonable costs and expenses of obtaining such income), if any, actually received by the CP Issuer from investing the CP Excess Amount for the period from such CP Payment Date until such Relevant Maturity Date.

          "CP Cost of Funds" means, for each Settlement Period, the sum of (i) the per annum rate equivalent to the daily weighted average of the per annum rates which may be paid or are payable by the CP Issuer from time to time as interest on or otherwise in respect of the Commercial Paper of the CP Issuer and/or rate hedges that are allocated, in whole or in part, by the CP Issuer to the CP Rate Loans during the period commencing on the immediately preceding Settlement Date and ending on (but excluding) the current Settlement Date (such period, a "Settlement Period"), which rates shall reflect and give effect to (x) the commissions of placement agents and dealers in respect of Commercial Paper of the CP Issuer allocated to such period, and (y) net payments owed or received by the CP Issuer under any rate hedges entered into by the CP Issuer in connection therewith, plus (ii) the cost of all audit, rating agency and administrative expenses related to the facility, which shall equal 0.02%; provided that if any component of such rate is a discount rate, then in calculating the "CP Cost of Funds" for such Settlement Period, the CP Issuer shall for such component use the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum.

          "CP Excess Amount":  as defined in Section 2.15(d)(ii).

          "CP Issuer": Lexington Parker Capital Company, LLC, a
     Delaware limited liability company, and each other lender under the Lexington Credit Agreement.

          "CP Margin": as defined in the Program Fee Letter.

          "CP Rate": for each Settlement Period, the sum of (i) the CP Cost of Funds for such Settlement Period, plus (ii) the CP Margin.

          "CP Rate Loans": the RFC Loans held by RFC that bear interest at the CP Rate.

          "Cross-Over Funding Date": as defined in subsection
     2.3.

          "Default":  any of the events specified in subsection
     7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Distribution": (a) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Company other than dividends payable solely in shares of common stock of the Company; (b) the purchase, redemption or other acquisition of any shares of any class of Capital Stock of the Company directly or indirectly through a Subsidiary or otherwise; and (c) any other distribution on or in respect of any shares of any class of Capital Stock of the Company.

          "Dollars" and"$": dollars in lawful currency of the United States of America.

          "Domestic Lending Office": with respect to each Bank the office of such Bank located within the United States which shall be making or maintaining Alternate Base Rate
     Loans.

          "Downgrade Deposit": as defined in Exhibit I to the Liquidity Agreement.

          "Eligible Assignee": as defined in Exhibit I to the Liquidity Agreement.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Lending Office": with respect to each Bank, the office of such Bank which shall be making or maintaining Eurodollar Loans.

          "Eurodollar Loans": RFC Loans held by the Banks hereunder at such time as they are being made and/or maintained at a rate of interest based upon the Eurodollar
     Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the average (rounded upwards to the nearest whole multiple of one sixteenth of one percent) of the respective rates notified to the Agent by the Reference Banks as the rate at which each of their Eurodollar Lending Offices is offered Dollar deposits two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are then being conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of such Reference Bank to be outstanding during such Interest Period.

          "Eurodollar Tranche": the collective reference to Eurodollar Loans having the same Interest Period (whether or not originally made on the same day).

          "Event of Default": any of the events specified in subsection 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

          "Excluded Day":  means any of the following:

               (1)  the last 5 Business Days of a month;

               (2) the 15th day of the month (or if the 15th is not a Business Day, the next succeeding Business Day);
               (3)  the last 10 Business Days of November; and
               (4)  the last 15 Business Days of December.

           "Facility Amount": means $265,000,000, as such amount may be reduced from time to time as provided herein.

          "Facility Period": the period from and including the Closing Date to but not including the first to occur of (i) the Termination Date or such earlier date on which the Facility Amount is reduced to zero as provided herein or
     (ii) the Wind-Down Date.

          "Financing Lease": any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

           "GAAP": (a) with respect to determining compliance by the Company with the provisions of subsections 6.1, 6.2 and 6.5, generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 3.6 and (b) with respect to the financial statements referred to in subsection 3.6 or the furnishing of financial statements pursuant to subsection 5.4 and otherwise, generally accepted accounting principles in the United States of America from time to time in effect.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Green Bay Facility": offices of the Company located at 1100 Employers Boulevard, De Pere, Wisconsin.

           "Guarantee Obligation": as to any Person, any arrangement whereby credit is extended to one party on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of another, or to purchase an obligation owed by that other, to purchase assets or to provide funds in the form of lease or other types of payments under circumstances that would enable that other to discharge one or more of its obligations, whether or not such arrangement is listed in the balance sheet of the obligor or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

          "Headquarters": the principal executive offices of the Company located at 500 West Main Street, Louisville,
     Kentucky 40202.

          "Hedge Agreement" means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "HMO": a health maintenance organization doing business as such (or required to qualify or to be licensed as such) under HMO Regulations.

          "HMO Regulation": all laws, regulations, directives and administrative orders applicable under federal or state law specific to health maintenance organizations and any regulations, orders and directives promulgated or issued pursuant thereto.

          "HMO Regulator": any Person charged with the administration, oversight or enforcement of an HMO
     Regulation.

          "HMO Subsidiary": any Subsidiary of the Company that is now or hereafter an HMO.

          "Indebtedness": of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument,
     (b) all obligations of such Person under Financing Leases,
     (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person in excess of $1,000,000, (d) all liabilities secured by any Lien on any property owned by the Company or any Subsidiary even though such Person has not assumed or otherwise become liable for the payment thereof, (e) the amount of any Synthetic Lease Obligations of such Person, (f) all Guarantee Obligations relating to any of the foregoing in excess of $1,000,000, and (g) for purposes of subsection 8.1(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements.

           "Insolvency" or "Insolvent": at any particular time, a Multiemployer Plan which is insolvent within the meaning of Section 4245 of ERISA.

          "Insurance Regulation": any law, regulation, rule, directive or order applicable and specific to an insurance company.

          "Insurance Regulator": any Person charged with the administration, oversight or enforcement of any Insurance
     Regulation.

          "Insurance Subsidiary": any Subsidiary of the Company that is now or hereafter doing business (or required to qualify or to be licensed) under Insurance Regulations.

          "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made or Eurodollar Loans are converted to Alternate Base Rate Loans and the final maturity date of such RFC Loan, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b), each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (d) with respect to any CP Rate Loan, the related Settlement Date with respect thereto.

          "Interest Period":  with respect to any Eurodollar
     Loans:

          (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company in its notice of borrowing as provided in subsection 2.1(b) or its notice of conversion as provided in subsection 2.6(b), as the case may be; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar
     Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base
          Rate Loan to replace the affected Eurodollar Loan;

               (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

               (4) any interest period pertaining to a Eurodollar Loan that would otherwise end after the Termination Date shall end on the Termination Date;

               (5) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such RFC Loan.

          "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

          "Jacksonville Facility": the offices of the Company located at 76 Laura Street, Jacksonville, Florida.

          "Lender Affiliate": (a) any Affiliate of any Bank, (b) any Person that is administered or managed by any Bank and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Bank which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such Bank or investment advisor.

          "Leverage Ratio": at the last day of any full fiscal quarter of the Company, the ratio of (a) all Indebtedness of the Company and its Subsidiaries outstanding on such date to
     (b) Consolidated EBITDA for the period of four fiscal quarters of the Company ended on such day.

          "Lexington":  Lexington Parker Capital Company, LLC, a
     Delaware limited liability company.

          "Lexington Credit Agreement": the Credit Agreement dated as of December 12, 2000, among RFC, Lexington and the other lenders, as amended, restated, supplemented or otherwise modified.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement that has the same practical effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing).

          "Liquidity Agreement": the Liquidity Agreement, dated as the date hereof among RFC, the liquidity institutions from time to time party thereto and Chase as Administrative Agent, as the same has been and may be amended, supplemented and modified from time to time.

          "Loan Documents":  this Agreement and the Notes.

          "Margin Stock":  as defined in Regulation U.

          "Margin Stock Collateral": all Margin Stock (other than Portfolio Margin Stock) of the Company and its Subsidiaries by which the RFC Loans are deemed "indirectly secured" within the meaning of Regulation U.

          "Material Adverse Effect": any material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the rights and remedies of the Banks with respect to the Company and its Subsidiaries under any of the Loan Documents.

           "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

           "Other Collateral": all assets of the Company and its Subsidiaries (other than Margin Stock) by which the RFC
     Loans are deemed "indirectly secured" within the meaning of Regulation U.

          "Non-U.S. Bank": as defined in subsection 2.14(b).

          "Note":  as defined in subsection 2.2(e).

          "Participants":  as defined in subsection 9.6(b).

           "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Control Group Person is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Portfolio Margin Stock": Margin Stock held by
     Insurance Subsidiaries or HMO Subsidiaries as portfolio investments, as to which the restrictions of Section 6 shall not apply.

          "Pricing Grid":  the Pricing Grid set forth in Schedule
     II.

          "Program Fee Letter":  the letter dated as of October
     3, 2001 between the Agent, the Company and RFC, as the same may from time to time be amended, modified or otherwise supplemented.

          "Purchasing Banks":  as defined in subsection 9.6(d).

          "Reference Banks":  The Chase Manhattan Bank, Citibank
     N.A. and Bank of America, N.A..

          "Register":  as defined in subsection 9.6(e).

          "Regulation T": Regulation T of the Board of Governors of the Federal Reserve System.

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System.

          "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System.

           "Reorganization":  with respect to any Multiemployer
     Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

          "Reportable Event":  any of the events set forth in
     Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27 or .28 of PBGC Reg. 4043.

           "Required Banks": (a) during the Facility Period, Banks whose Commitment Percentages aggregate at least 51% and (b) after the Facility Amount has been reduced to zero, Banks whose outstanding Bank Funded Loans represent in the aggregate at least 51% of all outstanding Bank Funded Loans.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the chief executive officer, the president, any executive or senior vice president or vice president of the Company, the chief financial officer, treasurer or controller of the Company.

          "RFC Facility Amount": means $265,000,000, as such amount may be reduced from time to time as provided in subsection 2.4(d).

           "RFC Loans": all loans made by any of RFC and/or the Banks hereunder.

          "RFC Obligations":  as defined in subsection 7.1.

          "Riverview Square": the office building of the Company located at 201 West Main Street, Louisville, Kentucky 40202.

          "Section 2.1(c) Election":  as defined in subsection
     2.1(c).

          "Settlement Date": for any CP Rate Loan, one or all of the first five Business Days of the month following the month in which the Borrowing Date for such RFC Loan occurs as specified in a notice to the Agent from RFC or any other Business Day agreeable to the Company and RFC.

          "Settlement Period": as defined in the definition of "CP Cost of Funds".

          "Significant Subsidiary": means, at any particular time, any Subsidiary of the Company that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": with respect to any Person (or group of Persons) on a particular date, that on such date (i) the fair value of the property of such Person (or group of Persons) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person (or group of Persons), (ii) the present fair salable value of the assets of such Person (or group of Persons) is not less than the amount that will be required to pay the probable liability of such Person (or group of Persons) on its debts as they become absolute and matured,
     (iii) such Person (or group of Persons) is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person (or group of Persons) does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's (or group of Person's) ability to pay as such debts and liabilities mature, (v) such Person (or group of Persons) is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's (or group of Person's) property (after giving effect to any engagement in such business or transaction) would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person (or group of Persons) is engaged and (vi) such Person (or group of Persons) is solvent under all applicable HMO Regulations and Insurance Regulations. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Subsidiary": as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          "Supplemental Fee": as defined in subsection 2.3(a).

          "Synthetic Lease": each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

          "Synthetic Lease Interest Components": with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases for such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

          "Synthetic Lease Obligation": as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

          "364-Day Facility" means the 364-Day Revolving Credit Agreement, dated as of October 11, 2001, among the Company, the several banks and other financial institutions from time to time party thereto and Chase, as Agent and CAF Loan Agent thereunder, as the same has been and may be amended, supplemented and modified from time to time.

          "Taxes":  as defined in subsection 2.14.

          "Termination Date": the date that is 364 days after the Closing Date (or, if such date is not a Business Day, the next preceding Business Day).

          "Transfer Supplement": a Transfer Supplement, substantially in the form of Exhibit B.

          "Type": as to any RFC Loan, its nature as an Alternate
     Base Rate Loan, Eurodollar Loan or CP Rate Loan.

          "Waterside Building":  the real property located at 101
     East Main Street, Louisville, Kentucky 40202, including the building housing insurance claim processing operations of the Company.

          "Waterside Garage": the parking garage of the Company located at 201 North Brook Street, Louisville, Kentucky
     40202.

          "Wind-Down Date": the date on which RFC receives a notice from the Agent on or after a Wind-Down Event has occurred and is continuing.

          "Wind-Down Event": any one or more of the following events:

               (1)  An Event of Default has occurred and is continuing;

               (2) Any Default or Event of Default has occurred and is continuing under the 364-Day Facility;

               (3) the Leverage Ratio on the last day of any full fiscal quarter of the Company ending with any fiscal quarter set forth below is greater than the ratio set forth opposite such period below:

               Fiscal Quarter            Leverage Ratio
               September 30, 2001 -           2.80
               September 30, 2002

               December 31, 2002 -            2.55
               September 30, 2003

               December 31. 2003 -            2.30;
               and thereafter

               (4) the ratio of (i) Consolidated EBIT for any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to (ii) Consolidated Interest Expense during such period, is less than the ratio set forth opposite such period below:

               Fiscal Quarter          Interest Coverage Ratio
               September 30, 2001 -           3.20
               September 30, 2002

               December 31, 2002 -            3.70
               September 30, 2003

               December 31. 2003 -            4.20; or
               and thereafter

               (5) The Company's long-term unsecured indebtedness is rated less than BBB- by S&P and less than Baa3 by Moody's.

          "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

          1.2  Other Definitional Provisions

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          SECTION 2.     AMOUNT AND TERMS OF LOANS

          2.1  RFC Loans

          (a) Subject to the terms and conditions hereof, RFC may, in its sole discretion, make loans to the Company from time to time during the Facility Period in an aggregate principal amount at any one time outstanding which does not exceed the RFC Facility Amount. Subject to the terms and conditions hereof, the Banks shall make loans pursuant to a Section 2.1(c) Election; provided, that, after giving effect thereto, the aggregate sum of RFC Loans made by the Banks pursuant to Section 2.1(c) Elections would not exceed the Facility Amount less the RFC Facility Amount as reduced pursuant to subsection 2.4(d); provided, further, that, after giving effect thereto, the sum of the outstanding principal amount of CP Rate Loans made by RFC and any RFC Loans purchased by the Banks under the Liquidity Agreement shall not
exceed the RFC Facility Amount.   Notwithstanding anything
herein, the aggregate principal amount of outstanding RFC Loans shall not exceed the Facility Amount. During the Facility Period the Company may use the Facility Amount by borrowing, prepaying the RFC Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The RFC Loans held by RFC will be CP Rate Loans. RFC Loans purchased from RFC by the Banks pursuant to the Liquidity Agreement, may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsection 2.6. Eurodollar Loans shall be maintained by each Bank at its Eurodollar Lending Office, and Alternate Base Rate Loans shall be maintained by each Bank at its Domestic Lending Office. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall be construed as a commitment by RFC to make RFC Loans to the Company.

          (b) The Company may request a borrowing from RFC hereunder during the Facility Period on any Business Day other than an Excluded Day; provided that the Company shall give RFC and the Agent irrevocable notice (which notice must be received by RFC prior to 3:00 P.M., New York City time one Business Day prior to the requested Borrowing Date) specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall not be an Excluded Day); provided, that if such notice is not received prior to such deadline, RFC will use its best efforts given prevailing market conditions to fund the CP Rate Loan on the requested Borrowing Date; provided, further, that at no time shall the sum of any requested borrowing or borrowings pursuant to this subsection 2.1(b) and subsection 2.1(c) exceed the Available Facility Amount. Each borrowing hereunder shall be in an aggregate principal amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. RFC shall notify the Company and the Agent by 11:30 A.M., New York City time, on the requested Borrowing Date if it does not intend to make the requested RFC Loan. If RFC decides to make the requested RFC
Loan, RFC will make the amount thereof available to the Agent for the account of the Company at the office of the Agent set forth in subsection 9.2 prior to the close of business, New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of such RFC
Loan will then be promptly made available to the Company by the Agent at such office of the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by RFC.

          (c) The Company may elect to make a borrowing (such election, a "Section 2.1(c) Election") from the Banks hereunder during the Facility Period on any Working Day if the borrowing is of Eurodollar Loans or on any Business Day if the borrowing is of Alternate Base Rate Loans; provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent (i) prior to 11:30 A.M., New York City time three
Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) prior to 12:00 P.M., New York City time, on the requested Borrowing Date, in the case of Alternate
Base Rate Loans), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether such Loans are to be Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof, and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the length of the Interest Period therefor;
provided, further, that at no time shall the sum of any requested borrowing or borrowings pursuant to subsection 2.1(b) and this subsection 2.1(c) exceed the Available Facility Amount. Each borrowing hereunder shall be in an aggregate principal amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice from the Company, the Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing pursuant to a
Section 2.1(c) Election available to the Agent for the account of the Company at the office of the Agent set forth in subsection
9.2 prior to the close of business, New York City time, on such date in funds immediately available to the Agent. The proceeds of such RFC Loan will then be promptly made available to the Company by the Agent at such office of the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by Banks.


          2.2  Repayment of RFC Loans; Evidence of Debt

          (a) The Company hereby unconditionally promises to pay to RFC or the Agent for the account of the Banks, as the case may be, the then unpaid principal amount of each RFC Loan, except CP Rate Loans, on the Termination Date (or such earlier date on which the RFC Loans become due and payable pursuant hereto). The Company hereby further agrees to pay interest on the unpaid principal amount of the RFC Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.7. The unpaid principal amount of each CP Rate Loan will be due and payable on the applicable Settlement Dates and the Termination Date.

          (b) Each of RFC and each Bank shall maintain for its own account in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to RFC or such Bank, as the case may be, resulting from each RFC Loan from time to time held by it, including the amounts of principal and interest payable and paid to RFC or to such Bank from time to time under this Agreement.

          (c) The Agent shall maintain the Register pursuant to subsection 9.6(d), and a subaccount therein for RFC and each Bank, in which shall be recorded (i) (A) the amount of each RFC Loan made hereunder, the Type thereof and each Interest Period, if applicable, thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to RFC and to each Bank hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Company and RFC's and each Bank's share thereof.

          (d) The entries made in the Register and the accounts of RFC maintained pursuant to subsection 2.2(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of RFC, any Bank or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the RFC Loans in accordance with the terms of this Agreement.

          (e) The Company agrees that, upon the request to the Agent by any Bank that holds any RFC Loans after the Facility Period has expired, the Company will execute and deliver to such Bank a promissory note of the Company evidencing such loans substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (a "Note").

          2.3  Fees

          (a)  If a Wind-Down Event occurs after the Cross-
Over Funding Date, the Company shall pay to the Agent, for the account of the Banks, a supplemental fee calculated as set forth below; provided that such fee shall not be payable if the Company has terminated this Agreement and repaid all outstanding RFC
Loans and all other amounts owing hereunder prior to the occurrence of such Wind-Down Event. The supplemental fee is the sum, for each day from the Cross-Over Funding Date to but excluding the date on which such Wind-Down Event occurs, of an amount equal to the product of the outstanding face amount of commercial paper allocable by the CP Issuer to the funding of the RFC Loans on such day and the margin applicable to Eurodollar Loans hereunder on such day divided by 360. "Cross-Over Funding Date" is the first day on or after the Closing Date on which the Company's long-term unsecured indebtedness is rated less than BBB-by S&P or less than Baa3 by Moody's. Such fee shall be payable on the fifth Business Day following the date of such Wind-Down Event.

          (b) The Company agrees to pay to the Agent the other fees in the amounts, and on the dates, agreed to by the Company and the Agent in the Program Fee Letter. The Agent will distribute to the Banks their respective portions of upfront fees paid by the Company to the Agent, as agreed between the Agent and each Bank.

          2.4  Termination or Changes to Facility Amount or RFC Facility
Amount

          (a) The Company shall have the right, upon not less than five Business Days' notice to the Agent and to RFC, from time to time, to reduce by an equal amount each of the Facility Amount and the RFC Facility Amount, provided that no such reduction shall be effective if, after giving effect thereto and to any prepayments of the RFC Loans made on the effective date thereof (including by way of converting such RFC Loans to Loans under the 364-Day
Facility), the then outstanding principal amount of the CP Rate
Loans and the outstanding principal amount of any RFC Loans purchased by the Banks under the Liquidity Agreement would exceed the RFC Facility Amount or the outstanding principal amount of the RFC Loans would exceed the Facility Amount. Any such reduction shall be in an amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the amount of the Facility Amount and the RFC
Facility Amount.

          (b) The Facility Amount shall be reduced to zero automatically on the date specified in subsection 2.5(b).

          (c) This Agreement shall terminate on the date on which the Facility Amount has been reduced to zero and all amounts owing hereunder to RFC, the Banks and the Agent have been paid in full.

          (d) The RFC Facility Amount shall be decreased by RFC Loans made by the Banks pursuant to a Section 2.1(c) Election and increased by the repayment of any such loans, in each case, upon written notice from the Administrative Agent to RFC (which notice the Administrative Agent shall promptly provide to RFC upon such event); provided, that no such reduction shall be effective if, after giving effect thereto and to any prepayments of the RFC
Loans made on the effective date thereof (including by way of converting such RFC Loans to Loans under the 364-Day Facility), the then outstanding principal amount of the CP Rate Loans and the outstanding principal amount of any RFC Loans purchased by the Banks under the Liquidity Agreement would exceed the RFC
Facility Amount or the outstanding principal amount of the RFC
Loans would exceed the Facility Amount.

          2.5  Prepayments

          (a) The Company may at any time and from time to time, prepay the RFC Loans, in whole or in part, without premium or penalty
(subject to the provisions of subsection 2.15), upon at least three Business Days' in the case of Eurodollar Loans, upon at least two Business Days' in the case of CP Rate Loans and upon at least one Business Day in the case of Alternate Base Rate Loans, irrevocable notice to the Agent and RFC specifying the date and amount of prepayment and whether the prepayment is of CP Rate
Loans, Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice the Agent shall promptly notify RFC and, if applicable, each Bank thereof. If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date and amounts that are owing under Section 2.15, on the amount prepaid.
Partial prepayments shall be in an aggregate principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and may only be made if, after giving effect thereto, subsection
2.6(d) shall not have been contravened.

          (b) The Company shall prepay all outstanding RFC Loans, together with all accrued interest thereon and any amounts due pursuant to subsection 2.15 on the date that is 30 days after the date on which a Wind-Down Event occurs.

          2.6  Conversion Options; Minimum Amount of RFC Loans.

          (a) CP Rate Loans may not be converted into RFC Loans of another Type except in accordance with this subsection 2.6(a), it being understood that only RFC Loans acquired by the Banks under the Liquidity Agreement may be maintained as Eurodollar Loans or Alternate Base Rate Loans hereunder. Immediately upon the consummation of a Purchase (as defined in and pursuant to the Liquidity Agreement) by a Bank, the amount thereof (other than the amount of such Purchase attributable to Yield (as defined in the Liquidity Agreement)), shall be automatically converted
(without regard to any conditions precedent thereto) into an Alternate Base Rate Loan of such Bank. Any portion of such
Purchase constituting Yield shall be due and payable to the Banks as accrued interest on the next Settlement Date applicable to the related CP Rate Loan purchased by such Bank and shall accrue interest from the date of such Purchase until paid in full at the rate applicable to Alternate Base Rate Loans.

          (b) The Company may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election (given before 10:00 A.M., New York City time, on the date on which such notice is required). The Company may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least three Working Days' prior irrevocable notice of such election (given before 11:30 A.M., New York City time, on the date on which such notice is required). Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. Promptly following the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its portion of such RFC Loans to its Domestic Lending Office or its Eurodollar Lending Office, as applicable. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that, unless the Required Banks otherwise agree, (i) no RFC Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof, and (iii) any such conversion may only be made if, after giving effect thereto, subsection 2.6(d) shall not have been contravened.

          (c) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in subsection 2.6(b); provided that, unless the Required Banks otherwise agree, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto. The Agent shall notify the Banks promptly that such automatic conversion contemplated by this subsection 2.6(c) will occur.

          (d) All borrowings, conversions, payments, prepayments and selection of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the RFC Loans comprising any Eurodollar Tranche shall not be less than $10,000,000. At no time shall there be more than 10 Eurodollar Tranches.

          2.7  Interest Rate and Payment Dates for RFC Loans

          (a)  The Eurodollar Loans comprising each Eurodollar
Tranche shall bear interest for each day during each Interest
Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

          (b) Alternate Base Rate Loans shall bear interest for each day from and including the date thereof on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base
Rate plus the Applicable Margin.

          (c) CP Rate Loans shall bear interest for each Settlement Period relating thereto at the CP Rate applicable to such Settlement
Period.

          (d) If all or a portion of the (i) principal amount of any RFC Loans, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due
(whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 2% above the Alternate Base Rate, and any overdue interest or other amount payable hereunder shall bear interest at a rate per annum which is 2% above the Alternate Base Rate, in each case from the date of such non-payment until paid in full (after as well as before judgment). If all or a portion of the principal amount of any RFC Loans shall not be paid when due (whether at stated maturity, by acceleration or otherwise), each Eurodollar
Loan shall, unless the Required Banks otherwise agree, be converted to an Alternate Base Rate Loan at the end of the last
Interest Period with respect thereto.

          (e)  Interest shall be payable in arrears on each Interest
Payment Date.

          2.8  Computation of Interest and Fees

          (a)  Interest in respect of Alternate Base Rate
Loans shall be calculated on the basis of a (i) 365-day (or 366-day, as the case may be) year for the actual days elapsed when such Alternate Base Rate Loans are based on the Prime Rate, and
(ii) a 360-day year for the actual days elapsed when based on the Base CD Rate or the Federal Funds Effective Rate. All other interest and fees payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a RFC Loan resulting from a change in the Alternate Base Rate or the Applicable Margin or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced, such Applicable Margin changes as provided herein or such change in the Eurocurrency Reserve Requirements shall become effective, as the case may be. The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement or of the CP Rate by RFC shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.7(a).

          (c) If any Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments), or its RFC Loans shall be assigned for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall only be one Reference Bank remaining, then the Agent (after consultation with the Company and the Banks) shall, by notice to the Company and the Banks, designate another Bank as a Reference Bank so that there shall at all times be at least two Reference Banks.

          (d) Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks shall be unable or otherwise fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.

          2.9  Inability to Determine Interest Rate

          In the event that:

          (i) the Agent shall have determined in its reasonable judgment (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested
     Interest Period;

          (ii) only one of the Reference Banks is able to obtain bids for its Dollar deposits for such Interest Period in the manner contemplated by the term "Eurodollar Rate"; or

          (iii) the Agent shall have received notice prior to the first day of such Interest Period from Banks constituting the Required Banks that the interest rate determined pursuant to subsection 2.7(a) for such Interest Period does not accurately reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected RFC Loans during such Interest Period;

with respect to (A) proposed RFC Loans that the Company has requested the Banks make as Eurodollar Loans, (B) Eurodollar Loans that will result from the requested conversion of Alternate Base Rate Loans into Eurodollar Loans or (C) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give facsimile or telephonic notice of such determination to the Company and the Banks at least one day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such Eurodollar Loans or the last day of such Interest Period. If such notice is given (x) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (y) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans. Until the Agent has withdrawn such notice, the Company shall not have the right to convert Alternate Base Rate Loans to Eurodollar Loans. The Agent shall withdraw such notice upon its determination that the event or events which gave rise to such notice no longer exist.

          2.10 Pro Rata Borrowings and Payments

          (a) Each borrowing by the Company of RFC Loans pursuant to subsection 2.1(c) shall be made ratably from the Banks in accordance with their Commitment Percentages.

          (b) If the Company pays less than the amount of interest due hereunder on any date, the Agent shall distribute such interest to RFC and each Bank based on the ratio that the amount of such interest then due and owing to RFC or such Bank bears to the amount then due and owing to RFC and all Banks.

          (c) Each payment (including each prepayment) by the Company on account of principal of the RFC Loans shall be made first to the payment in full of RFC Loans held by RFC and then to the payment in full of RFC Loans held by the Banks, pro rata according to the respective outstanding principal amounts of such RFC Loans then held by the Banks.

          (d) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to RFC or the Agent, for the account the Banks, as the case may be, at RFC's or the Agent's office set forth in subsection 9.2, as applicable, in lawful money of the United States of America and in immediately available funds. The Agent shall distribute any such payments it receives to the Banks promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Any amount received by RFC later than 11:00 A.M., New York City time, on a Business Day will be deemed to have been received on the following Business Day and such amount shall continue to accrue interest at the applicable rate until the next Business Day.

          (e) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its Commitment Percentage of the borrowing of RFC Loans pursuant to subsection 2.1(c) on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing
Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective
Rate during such period as quoted by the Agent, times (ii) the amount of such Bank's Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 2.10(e) shall be conclusive, absent manifest error. If such Bank's Commitment Percentage of such borrowing is not in fact made available to the Agent by such Bank within three
Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company.

          2.11 Illegality

          Notwithstanding any other provisions herein, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement,

          (a) the Bank shall, within 30 Working Days after it becomes aware of such fact, notify the Company, through the Agent, of such fact,

          (b) the commitment of such Bank hereunder to make Eurodollar Loans or to convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and

          (c) such Bank's RFC Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods for such RFC Loans or within such earlier period as required by law. Each Bank shall take such action as may be reasonably available to it without material legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent the adoption of or any change in any such Requirement of Law from becoming applicable to it.

          2.12 Requirements of Law

          (a) If after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) after the date hereof from any central bank or other Governmental Authority:

          (i) shall subject any Bank to any tax of any kind whatsoever (other than a withholding tax) with respect to this Agreement, any Note, or any Eurodollar Loans held by it, or change the basis of taxation of payments to such Bank of principal, facility fee, interest or any other amount payable hereunder in respect of RFC Loans (except for changes in the rate of tax on the overall net income of such Bank);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar
     Rate hereunder; or

          (iii)  shall impose on such Bank any other condition;
     and the result of any of the foregoing is to increase the cost to such Bank, by any amount which such Bank reasonably deems to be material, of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect thereof, then, in any such case, the Company shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable; provided, however, that notwithstanding anything contained in this subsection 2.12(a) to the contrary, such Bank shall not be entitled to receive any amounts pursuant to this subsection 2.12(a) that it is also entitled to pursuant to subsection 2.14(a). If a Bank becomes entitled to claim any additional amounts pursuant to this subsection 2.12(a), it shall, within 30 Business Days after it becomes aware of such fact, notify the Company, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank, through the Agent, to the Company shall be conclusive in the absence of manifest error. Each Bank shall take such action as may be reasonably available to it without legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent any such Requirement of Law or change from becoming applicable to it. This covenant shall survive the termination of this Agreement and payment of the outstanding RFC Loans and all other amounts payable hereunder.

          (b) In the event that after the date hereof a Bank is required to maintain reserves of the type contemplated by the definition of "Eurocurrency Reserve Requirements", such Bank may require the Company to pay, promptly after receiving notice of the amount due, additional interest on the related Eurodollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurocurrency Reserve Requirements over (ii) the applicable Eurodollar Rate. Any Bank wishing to require payment of any such additional interest on account of any of its Eurodollar Loans shall notify the Company no more than 30
Working Days after each date on which interest is payable on such Eurodollar Loan of the amount then due it under this subsection
2.12(b), in which case such additional interest on such Eurodollar Loan shall be payable to such Bank at the place indicated in such notice. Each such notification shall be accompanied by such information as the Company may reasonably request.

          2.13 Capital Adequacy

          If any Bank shall have determined that after the date hereof the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder or its obligations under the Liquidity Agreement to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount which is reasonably deemed by such Bank to be material, then from time to time, promptly after submission by such Bank, through the Agent, to the Company of a written request therefor (such request shall include details reasonably sufficient to establish the basis for such additional amounts payable and shall be submitted to the Company within 30 Working Days after it becomes aware of such fact), the Company shall promptly pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. The agreements in this subsection
2.13 shall survive the termination of this Agreement, the Liquidity Agreement and payment of the RFC Loans and the Notes and all other amounts payable hereunder.

          2.14 Taxes

          (a) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Agent, RFC (and its beneficial owners) and each Bank, net income and franchise taxes imposed on the Agent, RFC (or its beneficial owners) or such Bank by the jurisdiction under the laws of which the Agent, RFC (or its beneficial owners) or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank's Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent, RFC or any Bank hereunder or under the Notes, the amounts so payable to the Agent, RFC or such Bank shall be increased to the extent necessary to yield to the Agent, RFC or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of RFC or such Bank, as the case may be, a certified copy of any original official receipt that is received by the Company showing payment thereof (or, if no official receipt is received by the Company, a statement of the Company indicating payment thereof). If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent, RFC and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent, RFC or any Bank as a result of any such failure, except to the extent such failure is attributable to a failure by a Non-U.S. Bank to comply with the form delivery and notice requirements of paragraph (b) below or a breach of the representations contained in paragraph (d) below.

          (b) Each of the Agent, RFC and each Bank (or Transferee) that, is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income
(in each case, a "Non-U.S. Bank") shall deliver to the Company and the Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or
Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S.
Bank claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-
U.S. Bank shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver, provided, however, that in the event that the failure to be able to deliver such form is not attributable to a change in law, the Company shall be relieved of the obligation to make additional payments under subsection
2.14(a) above.

          (c) The agreements in subsection 2.14 shall survive the termination of this Agreement and the payment of the RFC Loans and all other amounts payable hereunder.

          (d) RFC represents that it is solely owned by a domestic partnership within the meaning of Code Section 7701(a)(30)(B) as of the Closing Date, and that it will remain solely owned by a domestic partnership within the meaning of Code Section 7701(a)(30)(B) or a domestic corporation within the meaning of Code Section 7701(a)(30)(C).

          2.15 Indemnity

          The Company agrees to indemnify RFC and each Bank and to hold RFC and each Bank harmless from any loss or expense (other than any loss of anticipated margin or profit) which RFC or such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on CP Rate Loans by RFC or any Eurodollar Loans of such Bank, (b) default by the Company in making a borrowing or conversion after the Company has given a notice of borrowing in accordance with subsection 2.1(b) or a notice of continuation or conversion pursuant to subsection 2.6, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 2.6 or (d) the making of (i) a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect and/or (ii) a prepayment of principal of a CP Rate Loan in an amount that is excess of the principal amount of Allocated Commercial Paper that is maturing on such prepayment date ("CP Excess Amount"), including, without limitation, in respect of Eurodollar Loans, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained and in respect of CP Rate Loans, CP Breakage Costs. Any Bank claiming any amount under this subsection 2.15 shall provide calculations, in reasonable detail, of the amount of its loss or expense. This covenant shall survive termination of this Agreement and payment of the outstanding RFC Loans and all other amounts payable hereunder.

          2.16 Application of Proceeds of RFC Loans

          Subject to the provisions of the following sentence, the Company may use the proceeds of the RFC Loans for any lawful general corporate purpose, including acquisitions. The Company will not, directly or indirectly, apply any part of the proceeds of any such RFC Loan for the purpose of "purchasing" or "carrying" any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, provided that the Company may use the proceeds of RFC Loans for such purposes, if such usage does not violate Regulation U as now and from time to time hereafter in effect.

          2.17 Notice of Certain Circumstances; Assignment of Commitments Under Certain Circumstances

          (a) Any Bank claiming any additional amounts payable pursuant to subsections 2.12, 2.13 or 2.14 or exercising its rights under subsection 2.11, shall, in accordance with the respective provisions thereof, provide notice to the Company and the Agent. Such notice to the Company and the Agent shall include details reasonably sufficient to establish the basis for such additional amounts payable or the rights to be exercised by the Bank.

          (b) Any Bank claiming any additional amounts payable pursuant to subsections 2.12, 2.13 or 2.14 or exercising its rights under subsection 2.11, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the reasonable determination of such Bank, be otherwise disadvantageous in any material respect to such Bank.

          (c) In the event that the Company shall be required to make any additional payments to any Bank pursuant to subsections 2.12,
2.13 or 2.14 or any Bank shall exercise its rights under subsection 2.11, the Company shall have the right at its own expense, upon notice to such Bank and the Agent, to require such Bank to transfer and to assign without recourse (in accordance with and subject to the terms of subsection 10.6) all its interest, rights and obligations under this Agreement to another financial institution (including any Bank) acceptable to the Agent and RFC (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any Requirement of Law and (ii) such assuming financial institution shall pay to such Bank in immediately available funds on the date of such assignment the outstanding principal amount of the RFC Loans held by such Bank together with accrued interest thereon and all other amounts accrued for its account or owed to it hereunder, including, but not limited to additional amounts payable under subsections 2.11, 2.12, 2.13 or 2.14.

          2.18 Regulation U

          (a) If at any time the Company shall use the proceeds of any RFC Loans for the purpose of "purchasing" or "carrying" any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, and, after giving effect to such purchase or refund, more than 25% of the value (determined in accordance with Regulation U) of the assets subject to the restrictions of Section 7 would be represented by Margin Stock, the Company shall give notice thereof to the Agent, RFC and the Banks, and thereafter the RFC Loans made by each Bank shall at all times be treated for purposes of Regulation U as two separate extensions of credit (the "A Credit" and the "B Credit" of such Bank and, collectively, the "A Credits" and the "B Credits"), as follows:

          (i) the aggregate amount of the A Credit of RFC or such Bank shall be an amount equal to such RFC or such Bank's pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (as determined in accordance with Regulation
     U), of all Margin Stock Collateral; and

          (ii) the aggregate amount of the B Credit of RFC or such Bank shall be an amount equal to RFC or such Bank's pro rata share (based on the amount of its Commitment Percentage) of all RFC Loans outstanding hereunder minus such Bank's A Credit.
     In the event that any Margin Stock Collateral is acquired or sold, the amount of the A Credit of such Bank shall be adjusted (if necessary), to the extent necessary by prepayment, to an amount equal to such Bank's pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (determined in accordance with Regulation U) as of the date of such acquisition or sale) of the Margin Stock Collateral immediately after giving effect to such acquisition or sale. Nothing contained in this subsection 2.18 shall be deemed to permit any sale of Margin Stock Collateral in violation of any other provisions of this Agreement.

          (b) Each Bank will maintain its records to identify the A Credit of such Bank and the B Credit of such Bank, and, solely for the purposes of complying with Regulation U, the A and B Credits shall be treated as separate extensions of credit. Each Bank hereby represents and warrants that the loan value of the Other
Collateral is sufficient for such Bank to lend its pro rata share of the B Credit.

          (c) The benefits of the indirect security in Margin Stock Collateral created by any provisions of this Agreement shall be allocated first to the benefit and security of the payment of the principal of and interest on the A Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the A Credits (collectively, the "A Credit
Amounts") and second, only after the payment in full of the A
Credit Amounts, to the benefit and security of the payment of the principal of and interest on the B Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the B Credits (collectively, the "B Credit Amounts"). The benefits of the indirect security in Other
Collateral created by any provisions of this Agreement, shall be allocated first to the benefit and security of the payment of the B Credit Amounts and second, only after the payment in full of the B Credit Amounts, to the benefit and security of the payment of the A Credit Amounts.

          (d) The Company shall furnish to each Bank at the time of each acquisition and sale of Margin Stock Collateral such information and documents as the Agent or such Bank may require to determine the A and B Credits, and at any time and from time to time, such other information and documents as the Agent or such Bank may reasonably require to determine compliance with Regulation U.
(e) Each Bank shall be responsible for its own compliance with and administration of the provisions of this subsection 2.18 and Regulation U, and the Agent shall have no responsibility for any determinations or allocations made or to be made by any Bank as required by such provisions.

          2.19 Purchase and Termination.

          If (x) a Wind-Down Event has occurred, or (y) at any time when all of the RFC Loans are held by the Banks or no CP Rate Loans are outstanding, or (z) on or after the tenth Business Day immediately preceding the Termination Date, the Company may deliver a notice (the "CP Termination Notice") to the Administrative Agent, RFC and the CP Issuer. Upon delivery of a CP Termination Notice and in the case of (x) and (z) of the preceding sentence, RFC shall take such action as set forth in
Section 4.13 of the Liquidity Agreement. The Company agrees to pay any amounts owing under subsection 2.15 in connection with any such purchase. Upon the delivery of the CP Termination Notice and, in the case of (x) and (z) of the first sentence of this subsection 2.19, payment of such amounts as may be due RFC pursuant to Section 4.13 of the Liquidity Agreement, the Company shall convert the outstanding amount of such RFC Loans into loans under the 364-Day Facility in accordance with subsection 2.1(d) thereof. Upon such conversion the Facility Amount shall be zero.

          2.20 Additional Fee Payable to Downgraded Banks.

          If a Bank funds a Downgrade Deposit under the Liquidity Agreement, then the Company shall pay to the Agent, for the account of such Bank, on the amount of such Downgrade Deposit from time to time, an amount per annum equal to the Applicable Margin with respect to Eurodollar Loans as an additional fee hereunder. Such fee shall be payable by the Company in arrears on the last day of each month, commencing on the first of such days to occur after such Bank funds its Downgrade Deposit and on the Termination Date.

          SECTION 3.     REPRESENTATIONS AND WARRANTIES

          The Company hereby represents and warrants that:

          3.1  Corporate Existence; Compliance with Law

          Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, including, without limitation, HMO Regulations and Insurance Regulations, except to the extent that the failure to be so qualified or to comply therewith would not have a Material Adverse Effect.

          3.2  No Legal Obstacle to Agreement; Enforceability

          Neither the execution and delivery of any Loan Document, nor the making by the Company of any borrowings hereunder, nor the consummation of any transaction herein or therein referred to or contemplated hereby or thereby nor the fulfillment of the terms hereof or thereof or of any agreement or instrument referred to in this Agreement, has constituted or resulted in or will constitute or result in a breach of any Requirement of Law, including without limitation, HMO Regulations and Insurance Regulations, or any Contractual Obligation of the Company or any of its Subsidiaries, or result in the creation under any agreement or instrument of any security interest, lien, charge or encumbrance upon any of the assets of the Company or any of its Subsidiaries. No approval, authorization or other action by any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, or any other Person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or the making of any borrowing by the Company hereunder. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.3  Litigation

          Except as disclosed in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and the Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2001 and June 30, 2001 filed with the Securities and Exchange Commission and previously distributed to the Banks, as of the date hereof, there is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, pending or to the knowledge of the Company threatened which, after giving effect to any applicable insurance, could reasonably be expected to have a Material Adverse Effect or which seeks to enjoin the consummation of any of the transactions contemplated by this Agreement or any other Loan Document, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, has been issued against the Company or any Subsidiary which has, or may involve, a material risk of a Material Adverse Effect. The Company does not believe that the final resolution of the matters disclosed in its Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and the Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2001 and June 30, 2001 filed with the Securities and Exchange Commission and previously distributed to the Banks, will have a Material Adverse Effect.

          3.4  Disclosure

          Neither this Agreement nor any agreement, document, certificate or statement furnished to the Banks by the Company in connection herewith (including, without limitation, the information relating to the Company and its Subsidiaries included in the Confidential Information Memorandum dated September 2001 delivered in connection with the syndication of the credit facilities hereunder) contains any untrue statement of material fact or, taken as a whole together with all other information furnished to the Banks by the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All pro forma financial statements made available to the Banks have been prepared in good faith based upon reasonable assumptions. There is no fact known to the Company which materially adversely affects or in the future could reasonably be expected to materially adversely affect the business, operations, affairs or condition of the Company and its Subsidiaries on a consolidated basis, except to the extent that they may be affected by future general economic conditions.

          3.5  Defaults

          Neither the Company nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligation in any respect which has had, or may have, a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.6  Financial Condition

          The Company has furnished to the Agent and each Bank copies of the following:

          (a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2000; and

          (b) the Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001.
The financial statements included therein, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved
(except as disclosed therein). As of the date of such financial statements, neither the Company nor any of its Subsidiaries had any known contingent liabilities of any significant amount which in accordance with GAAP are required to be referred to in said financial statements or in the notes thereto which could reasonably be expected to have a Material Adverse Effect. During the period from December 31, 2000 to and including the date hereof, there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any asset reflected on the balance sheet referred to above that would have been a material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at December 31, 2000 other than as disclosed in Schedule VI.

          3.7  Changes in Condition

          Since December 31, 2000, there has been no development or event nor any prospective development or event, which has had, or could reasonably be expected to have, a Material Adverse Effect.

          3.8  Assets

          The Company and each Subsidiary have good and marketable title to all material assets carried on their books and reflected in the financial statements referred to in subsection 4.6 or furnished pursuant to subsection 6.4, except for assets held on Financing Leases or purchased subject to security devices providing for retention of title in the vendor, and except for assets disposed of as permitted by this Agreement.

          3.9  Tax Returns

          The Company and each of its Subsidiaries have filed all tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received. All federal tax returns of the Company and its Subsidiaries through their fiscal years ended in 1997 have been audited by the Internal Revenue Service or are not subject to such audit by virtue of the expiration of the applicable period of limitations, and the results of such audits are fully reflected in the balance sheets referred to in subsection 3.6. The Company knows of no material additional assessments since said date for which adequate reserves have not been established.

          3.10 Contracts, etc

          Attached hereto as Schedule III is a statement of outstanding Indebtedness of the Company and its Subsidiaries for borrowed money in excess of $2,000,000 as of the date set forth therein, and a complete and correct list of all agreements, contracts, indentures, instruments, documents and amendments thereto to which the Company or any Subsidiary is a party or by which it is bound pursuant to which any such Indebtedness of the Company and its Subsidiaries is outstanding on the date hereof. Said Schedule III also includes a complete and correct list of all such Indebtedness of the Company and its Subsidiaries outstanding on the date indicated in respect of Guarantee Obligations in excess of $2,000,000 and letters of credit in excess of $2,000,000, and there have been no increases in such Indebtedness since said date other than as permitted by this Agreement.

          3.11 Subsidiaries

          As of the date hereof, the Company has only the Subsidiaries set forth in Schedule IV, all of the outstanding capital stock of each of which is duly authorized, validly issued, fully paid and nonassessable and owned as set forth in said Schedule IV. Schedule IV indicates all Subsidiaries of the Company which are not Wholly-Owned Subsidiaries and the percentage ownership of the Company and its Subsidiaries in each such Subsidiary. The capital stock and securities owned by the Company and its Subsidiaries in each of the Company's Subsidiaries are owned free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on the transfer thereof other than restrictions on transfer imposed by applicable securities laws and restrictions, liens and encumbrances outstanding on the date hereof and listed in said Schedule IV.

          3.12 Burdensome Obligations

          Neither the Company nor any Subsidiary is a party to or bound by any agreement, deed, lease or other instrument, or subject to any charter, by-law or other corporate restriction which, in the reasonable opinion of the management thereof, is so unusual or burdensome as to in the foreseeable future have a Material Adverse Effect. The Company does not presently anticipate that future expenditures of the Company and its Subsidiaries needed to meet the provisions of any federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect.

          3.13 Pension Plans

          Each Plan maintained by the Company, any Subsidiary or any Control Group Person or to which any of them makes or will make contributions is in material compliance with the applicable provisions of ERISA and the Code. Neither the Company nor any Subsidiary nor any Control Group Person maintains, contributes to or participates in any Plan that is a "defined benefit plan" as defined in ERISA. Neither the Company, any Subsidiary, nor any Control Group Person has since August 31, 1987 maintained, contributed to or participated in any Multiemployer Plan, with respect to which a complete withdrawal would result in any withdrawal liability. The Company and its Subsidiaries have met all of the funding standards applicable to all Plans that are not Multiemployer Plans, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan that is not a Multiemployer Plan. The current value of the benefits guaranteed under Title IV of ERISA of each Plan that is not a Multiemployer Plan does not exceed the current value of such Plan's assets allocable to such benefits.

          3.14 Environmental and Public and Employee Health and Safety
Matters

          The Company and each Subsidiary has complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except to the extent that the failure to so comply would not be reasonably likely to result in a Material Adverse Effect. The Company's and the Subsidiaries' facilities do not contain, and have not previously contained, any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except for violations that would not be reasonably likely to result in a Material Adverse Effect. The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a Material Adverse Effect.

          3.15 Federal Regulations

          No part of the proceeds of any RFC Loans will be used in any transaction or for any purpose which violates the provisions of Regulations T, U or X as now and from time to time hereafter in effect. If requested by any Bank or the Agent, the Company will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of Form FR U-1 or Form FR G-3 referred to in Regulation U.

          3.16 Investment Company Act; Other Regulations

          The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule VII, the Company is not subject to regulation under any Federal or State statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

          3.17 Solvency

          Each of the Company, and the Company and its Subsidiaries taken as a whole, is Solvent.

          3.18 Casualties

          Neither the businesses nor the properties of the Company or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other material labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

          3.19 Business Activity

          Except as set forth in Schedule VIII, neither the Company nor any of its Subsidiaries is engaged in any line of business that is not related to the healthcare industry other than the sale of life insurance in connection with the sale of medical insurance or other healthcare services, sale of long term care insurance, or any business or activity which is immaterial to the Company and its Subsidiaries on a consolidated basis.

          3.20 Purpose of RFC Loans

          The proceeds of the RFC Loans shall be used to finance any lawful general corporate purpose, including acquisitions, provided that no part of the proceeds of any RFC
Loans will be used in any transaction or for any purpose which violates the provisions of Regulation U as now and from time to time hereafter in effect.

          SECTION 4.     CONDITIONS

          4.1  Conditions to the Closing Date

          The Company will not request the initial RFC Loan hereunder unless the Company has satisfied the following conditions:

          (a) Loan Documents. The Agent shall have received this Agreement and the Liquidity Agreement, executed and delivered by a duly authorized officers of each of the parties thereto.

          (b) Legal Opinions. The Agent shall have received, with a copy for each Bank, opinions rendered by (i) the assistant general counsel of the Company, substantially in the form of Exhibit D-1, and (ii) Fried, Frank, Harris, Shriver & Jacobson, counsel to the
Company, substantially in the form of Exhibit D-2.

          (c) Closing Certificate. The Agent shall have received, with a copy for each Bank, a Closing Certificate, substantially in the form of Exhibit C and dated the Closing Date, executed by a Responsible Officer of the Company.

          (d) Legality, etc. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with any Requirement of Law including, without limitation, HMO Regulations and Insurance Regulations, and all necessary consents, approvals and authorizations of any Governmental Authority or any Person to or of such consummation shall have been obtained and shall be in full force and effect.

          (e) Fees. The Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.3(b).

          (f) Corporate Proceedings. The Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance reasonably satisfactory to the Agent.

          (g) Corporate Documents. The Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.

          (h) No Material Litigation. Except as previously disclosed to the Agent pursuant to subsection 3.3, no litigation, inquiry, investigation, injunction or restraining order (including any proposed statute, rule or regulation) shall be pending, entered or threatened which, in the reasonable judgment of the Required
Banks, could reasonably be expected to have a Material Adverse
Effect.

          (i) Incumbency Certificate. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, as to the incumbency and signature of the officers of the Company executing each Loan
Document and any certificate or other document to be delivered by it pursuant hereto and thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (j) Good Standing Certificates. The Agent shall have received copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing of the Company in its jurisdiction of incorporation and in Kentucky.

          (k) No Change. There shall not have occurred any change, or event, and the Agent shall not have become aware of any previously undisclosed information regarding the Company and its Subsidiaries, which in each case in the reasonable judgment of the Required Banks, could reasonably be expected to have a Material Adverse Effect.

          (l) Conditions under 364-Day Facility. On or prior to the Closing Date, all conditions to the funding of the initial loans under the 364-Day Facility shall have been satisfied and the Agent shall have received a certificate of a Responsible Officer of the Company to such effect.

          4.2  Conditions to Each Loan

          The Company will not request any RFC Loan hereunder unless the Company has satisfied the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties made by the Company and its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the RFC Loans requested to be made on such date.

          (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents, instruments, legal opinions or other items of information reasonably requested by it, including, without limitation, copies of any debt instruments, security agreements or other material contracts to which the Company may be a party in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

          (d) Regulations. In the case of any RFC Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, such acquisition shall be in full compliance with all applicable requirements of law, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

          (e) Governmental, Third Party Approvals. In the case of any RFC Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, all necessary governmental and regulatory approvals, and all third party approvals the failure to obtain which would result in the acceleration of indebtedness unless such indebtedness is paid when due, in connection with such acquisition or in connection with this Agreement shall have been obtained and remain in effect, and all applicable waiting periods with respect to antitrust matters shall have expired without any action being taken by any competent authority which restrains such acquisition.

          (f) No Restraints. In the case of any RFC Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, there shall exist no judgment, order, injunction or other restraint which would prevent the consummation of such acquisition.

          (g) Form FR U-1; Form FR G-3. In the case of any RFC Loan the proceeds of which will be used, in whole or in part, to purchase or carry Margin Stock, the Company shall have executed and delivered to the Agent and each Bank a statement on Form FR U-1 referred to in Regulation U or, if applicable, Form FR G-3 referred to in Regulation U, showing compliance with Regulation U after giving effect to such RFC Loan.

          (h) Legal Opinion. In the case of any RFC Loan the proceeds of which will be used, in whole or in part, to purchase or carry
Margin Stock, the Agent shall have received a written legal opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, or such other counsel reasonably acceptable to the Agent, to the effect that such RFC Loan and the Company's use of the proceeds thereof does not violate Regulation U or Regulation X.

          (i) Liquidity Agreement. With respect to any requested RFC Loans that are CP Rate Loans only, the Liquidity Agreement is in full force and effect and no default has occurred and is continuing thereunder or would result from such requested RFC
Loans.

          (j) Wind-Down Event. No Wind-Down Event has occurred and is continuing or would result from the requested RFC Loan.
Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this subsection 4.2 have been satisfied.

          SECTION 5.     AFFIRMATIVE COVENANTS

          The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to RFC, any Bank or the Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

          5.1  Taxes, Indebtedness, etc.

          Duly pay, discharge or otherwise satisfy, or cause to be paid, discharged or otherwise satisfied, before the same shall become in arrears, all taxes, assessments, levies and other governmental charges imposed upon such corporation and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto. Each of the Company and its Subsidiaries will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness, liabilities and other obligations of whatever nature incident to its operations; provided, however, that any such Indebtedness, liability or obligation need not be paid if the validity or amount thereof shall currently be contested in good faith and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto.

          5.2  Maintenance of Properties; Maintenance of Existence

          Keep its material properties in good repair, working order and condition and will comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any material loss or forfeiture thereof or thereunder unless compliance therewith is being contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto; and in the case of the Company or any Subsidiary of the Company while such Person remains a Subsidiary, will do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and all rights, privileges and franchises necessary to continue such businesses.

          5.3  Insurance

          Maintain or cause to be maintained, with financially sound and reputable insurers including any Subsidiary which is engaged in the business of providing insurance protection, insurance (including, without limitation, public liability insurance, business interruption insurance, reinsurance for medical claims and professional liability insurance against claims for malpractice) with respect to its material properties and business and the properties and business of its Subsidiaries in at least such amounts and against at least such risks as are customarily carried under similar circumstances by other corporations engaged in the same or a similar business; and furnish to the Agent, upon written request, full information as to the insurance carried. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, and the Company may self-insure against such loss or damage, provided that adequate insurance reserves are maintained in connection with such self-insurance.

          5.4  Financial Statements

          The Company will and will cause each of its Subsidiaries to maintain a standard modern system of accounting in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP consistently applied, and will furnish (or make available via the IntraLinks website) the following to the Agent (if not provided via IntraLinks, in duplicate if so requested):

          (a) Annual Statements. As soon as available, and in any event within 100 days after the end of each fiscal year, the consolidated balance sheet as at the end of each fiscal year and consolidated statements of profit and loss and of retained earnings for such fiscal year of the Company and its Subsidiaries, together with comparative consolidated figures for the next preceding fiscal year, accompanied by reports or certificates of PricewaterhouseCoopers, or, if they cease to be the auditors of the Company, of other independent public accountants of national standing and reputation, to the effect that such balance sheet and statements were prepared in accordance with GAAP consistently applied and fairly present the financial position of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and changes in financial position for the year then ended and the statement of such accountants and of the treasurer of the Company that such said accountants and treasurer have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or, if such is not the case, specifying such Default or possible Default and the nature thereof. In addition, such financial statements shall be accompanied by a certificate of the treasurer of the Company containing computations showing compliance with subsections 6.1, 6.2, 6.3 and 6.5.

           (b) Quarterly Statements. As soon as available, and in any event within 55 days after the close of each of the first three fiscal quarters of the Company and its Subsidiaries in each year, consolidated balance sheets as at the end of such fiscal quarter and consolidated profit and loss and retained earnings statements for the portion of the fiscal year then ended, of the Company and its Subsidiaries, together with computations showing compliance with subsections 6.1, 6.2, 6.3 and 6.5, accompanied by a certificate of the treasurer of the Company that such statements and computations have been properly prepared in accordance with GAAP, consistently applied, and fairly present the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter and the results of their operations and changes in financial position for such quarter and for the portion of the fiscal year then ended, subject to normal audit and year-end adjustments, and to the further effect that he has caused the provisions of this Agreement and all other agreements to which the Company or any of its Subsidiaries is a party and which relate to Indebtedness to be reviewed, and has no knowledge that any Default has occurred under this Agreement or under any such other agreement, or, if said treasurer has such knowledge, specifying such Default and the nature thereof.

          (c) ERISA Reports. The Company will furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after any such request is submitted by the Company to the Department of Labor or the Internal Revenue Service, as the case may be.
Promptly after a Reportable Event occurs, or the Company or any of its Subsidiaries receives notice that the PBGC or any Control
Group Person has instituted or intends to institute proceedings to terminate any pension or other Plan, or prior to the Plan administrator's terminating such Plan pursuant to Section 4041 of ERISA, the Company will notify the Agent and will furnish to the Agent a copy of any notice of such Reportable Event which is required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be. The Company will promptly notify the Agent upon learning of the occurrence of any of the following events with respect to any Plan which is a Multiemployer Plan: a partial or complete withdrawal from any Plan which may result in the incurrence by the Company or any of is Subsidiaries of withdrawal liability in excess of $1,000,000 under Subtitle E of Title IV of ERISA, or of the termination, insolvency or reorganization status of any Plan under such Subtitle E which may result in liability to the Company or any of its Subsidiaries in excess of $1,000,000. In the event of such a withdrawal, upon the request of the Agent, the Company will promptly provide information with respect to the scope and extent of such liability, to the best of the Company's knowledge.

          5.5  Certificates; Other Information

          Furnish (or make available via the IntraLinks website) to the Agent:

          (a) within five Business Days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five Business Days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission;

          (b) not later than thirty days prior to the end of each fiscal year of the Company, a schedule of the Company's insurance coverage and such supplemental schedules with respect thereto as the Agent may from time to time reasonably request;

          (c) within five Business Days after the consummation of a transaction described in subsection 6.4(c) or (d) or subsection 6.5(f) which, in each case, involves a Significant Subsidiary or assets which, if they constituted a separate Subsidiary, would constitute a Significant Subsidiary, a certificate of the treasurer or chief financial officer of the Company demonstrating pro forma compliance with the financial covenants in this Agreement after giving effect to such transaction; and

          (d) promptly, such additional financial and other information as the Agent may from time to time reasonably request.

          5.6  Compliance with ERISA

          Each of the Company and its Subsidiaries will meet, and will cause all Control Group Persons to meet, all minimum funding requirements applicable to any Plan imposed by ERISA or the Code (without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted), and will at all times comply, and will cause all Control Group Persons to comply, in all material respects with the provisions of ERISA and the Code which are applicable to the Plans. At no time shall the aggregate actual and contingent liabilities of the Company under Sections 4062, 4063, 4064 and other provisions of ERISA (calculated as if the 30% of collective net worth amount referred to in Section 4062(b)(1)(A)(i)(II) of ERISA exceeded the actual total amount of unfunded guaranteed benefits referred to in Section 4062(B)(1)(A)(i)(I) of ERISA) with respect to all Plans (and all other pension plans to which the Company, any Subsidiary, or any Control Group Person made contributions prior to such time) exceed $5,000,000. Neither the Company nor its Subsidiaries will permit any event or condition to exist which could permit any Plan which is not a Multiemployer Plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

          5.7  Compliance with Laws

          Comply with all Contractual Obligations and Requirements of Law (including, without limitation, the HMO
Regulations, Insurance Regulations, Regulation X and laws relating to the protection of the environment), except where the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

          5.8  Inspection of Property; Books and Records; Discussions

          Keep proper books of records and account in which full, true and correct entries in conformity with GAAP, all Requirements of Law, including but not limited to, HMO Regulations and Insurance Regulations, and the terms hereof shall be made of all dealings and transactions in relation to its business and activities; and permit, upon reasonable notice, representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

          5.9  Notices

          Promptly give notice to the Agent and to RFC of:

          (a)  the occurrence of any Default, Event of Default or Wind-Down
Event;

          (b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which exists at any time between the Company or any of its Subsidiaries and any Governmental Authority (including, without limitation, HMO
Regulators and Insurance Regulators), which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) the commencement of any litigation or proceeding or a material development or material change in any ongoing litigation or proceeding affecting the Company or any of its Subsidiaries as a result of which commencement, development or change the Company or one of its Subsidiaries could reasonably be expected to incur a liability (as a result of an adverse judgment or ruling, settlement, incurrence of legal fees and expenses or otherwise) of $10,000,000 or more and not covered by insurance or in which material injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Company knows: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

          (e) a development or event which could reasonably be expected to have a Material Adverse Effect;

          (f) the material non-compliance with any Contractual Obligation or Requirement of Law, including, without limitation, HMO
Regulations and Insurance Regulations, that is not currently being contested in good faith by appropriate proceedings;

          (g) the revocation of any material license, permit, authorization, certificate or, qualification of the Company or any Subsidiary by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators; and
(h) any significant change in or material additional restriction placed on the ability of a Significant Subsidiary to continue business as usual, including, without limitation, any such restriction prohibiting the payment to the Company of dividends by any Significant Subsidiary, by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

          5.10 Maintenance of Licenses, Etc

          Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, authorizations, certifications and qualifications (including, without limitation, those qualifications with respect to solvency and capitalization) required under the HMO Regulations or the Insurance Regulations in connection with the ownership or operation of HMO's or insurance companies except were the failure to do so would not result in a Material Adverse Effect.

          5.11 Further Assurances

          Execute any and all further documents, and take all further action which the Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents.


          SECTION 6.     NEGATIVE COVENANTS

          The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to RFC, any Bank or the Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          6.1  Financial Condition Covenants.

          (a) Maintenance of Net Worth. Permit Consolidated Net Worth at any time to be less than 75% of its Consolidated Net Worth of the Company and its consolidated subsidiaries as at March 31, 2001 plus 50% of Consolidated Net Income for each full fiscal quarter after March 31, 2001 (without any deduction for any such fiscal quarter in which such Consolidated Net Income is a negative number).

          (b) Interest Coverage. Permit the ratio of (i) Consolidated EBIT for any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to (ii)
Consolidated Interest Expense during such period, to be less than the ratio set forth opposite such period below:

               Fiscal Quarter Ending   Interest Coverage Ratio
               September 30, 2001 -           3.00
               September 30, 2002

               December 31, 2002 -            3.50
               September 30, 2003

               December 31. 2003 -            4.00
               and thereafter

          (c) Maximum Leverage Ratio. Permit the Leverage Ratio on the last day of any full fiscal quarter of the Company ending with any fiscal quarter set forth below to be more than the ratio set forth opposite such period below:

               Fiscal Quarter Ending     Leverage Ratio
               September 30, 2001 -           3.00
               September 30, 2002

               December 31, 2002 -            2.75
               September 30, 2003

               December 31. 2003 -            2.50
               and thereafter


          6.2  Limitation on Subsidiary Indebtedness

          The Company shall not permit any of the Subsidiaries of the Company to create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Subsidiary to the Company or any other Subsidiary;

          (b) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately before and after giving effect to the acquisition of such corporation by the Company no Default or Event of Default shall have occurred and be continuing; or

          (c) additional Indebtedness of Subsidiaries of the Company not exceeding $125,000,000 in aggregate principal amount at any one time outstanding.

          6.3  Limitation on Liens

          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens, if any, securing the obligations of the Company under this Agreement and the Notes;

          (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

          (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (d) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

          (g) Liens in existence on the Closing Date listed on Schedule V, securing Indebtedness in existence on the Closing Date, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (h) Liens securing Indebtedness of the Company and its Subsidiaries not prohibited hereunder incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the original purchase price of such property;
(i) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any other property or assets after the time such corporation becomes a Subsidiary and (iii) the amount of Indebtedness secured thereby, if any, is not increased;

          (j)  Liens on the Headquarters, Riverview Square, the
Waterside Garage, the Green Bay Facility, the Jacksonville
Facility and the Waterside Building; or

          (k) Liens not otherwise permitted under this subsection 6.3 securing obligations in an aggregate amount not exceeding at any time 10% of Consolidated Net Tangible Assets as at the end of the immediately preceding fiscal quarter of the Company.

          6.4  Limitations on Fundamental Changes

          Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in its method of conducting business, or purchase or otherwise acquire all or substantially all of the Capital Stock, or the property, business or assets, of any other Person (other than any Subsidiary) or any business division thereof except:

          (a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) and any Subsidiary of the Company may be merged or consolidated with or into any one or more wholly owned Subsidiaries of the Company (provided that the surviving corporation shall be a wholly owned Subsidiary);

          (b) the Company may merge into another corporation owned by the Company for the purpose of causing the Company to be incorporated in a different jurisdiction;

          (c) the Company or a wholly owned Subsidiary of the Company may merge with another corporation, provided that (i) the Company or such wholly owned Subsidiary (subject to clause (ii)), as the case may be, shall be the continuing or surviving corporation of such merger, (ii) in the case of a wholly owned Subsidiary of the Company which is merged into another corporation which is the continuing or surviving corporation of such merger, the Company shall cause such continuing or surviving corporation to be a wholly owned Subsidiary of the Company and (iii) immediately before and after giving effect to such merger no Default or Event of Default shall have occurred and be continuing; or

          (d) the Company and its Subsidiaries may purchase or otherwise acquire all or substantially all of the Capital Stock, or the property, business or assets, of any other Person, or any business division thereof, so long as no Default or Event of Default shall have occurred and be continuing.

          6.5  Limitation on Sale of Assets

          Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          (a) obsolete or worn out property disposed of in the ordinary course of business;

          (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (c) the sale or other disposition of the Headquarters, Riverview Square, the Waterside Garage, the Green Bay
Facility, the Jacksonville Facility and the Waterside
Building;

          (d) the sale or other disposition of securities held for investment purposes in the ordinary course of business;

          (e) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly owned Subsidiary of the Company (except to a Subsidiary referred to in subsection 6.2(b)); or

          (f) the sale or other disposition of any other property so long as no Default or Event of Default shall have occurred and be continuing; provided that the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive calendar months shall not exceed in the aggregate 12% of the Consolidated Assets of the Company and its Subsidiaries as on the first day of such period.

          6.6  Limitation on Distributions

          The Company shall not make any Distribution except that, so long as no Default exists or would exist after giving effect thereto, the Company may make a Distribution.

          6.7  Transactions with Affiliates

          Enter into any transaction (unless such transaction or any series of such transactions is immaterial), including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company and its Subsidiaries) unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Company's or such Subsidiary's business and is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in an arm's length transaction.

          6.8  Sale and Leaseback

          Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, unless such arrangement is upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's length transaction between an informed and willing seller or lessor under no compulsion to sell or lease and an informed and willing buyer or lessee under no compulsion to buy or lease.


          SECTION 7.     DEFAULTS

          7.1  Events of Default

          Upon the occurrence of any of the following events.

          (a) any default shall be made by the Company in any payment in respect of: (i) interest on any of the RFC Loans or any fee payable hereunder as the same shall become due and such default shall continue for a period of five days; or (ii) any principal of the RFC Loans as the same shall become due, whether at maturity, by prepayment, by acceleration or otherwise; or

          (b) any default shall be made by either the Company or any Subsidiary of the Company in the performance or observance of any of the provisions of subsections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6,
6.7 and 6.8; or

          (c) any default shall be made in the due performance or observance of any other covenant, agreement or provision to be performed or observed by the Company under this Agreement, and such default shall not be rectified or cured within a period of 30 days; or

          (d) any representation or warranty made or deemed made by the Company herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall have been untrue in any material respect on or as of the date made and the facts or circumstances to which such representation or warranty relates shall not have been subsequently corrected to make such representation or warranty no longer incorrect in any material respect; or

          (e) any default shall be made in the payment of any item of Indebtedness of the Company or any Subsidiary, or under the terms of any agreement relating to any Indebtedness of the Company or any Subsidiary, and such default shall continue without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified; provided, however, that such default shall not constitute an Event of Default unless the aggregate outstanding principal amount of such item of Indebtedness and all other items of Indebtedness of the Company and its Subsidiaries as to which such defaults exist and have continued without being duly cured, waived or consented to beyond the respective periods of grace, if any, therein specified exceeds $25,000,000; or

          (f) either the Company or any Subsidiary shall be involved in financial difficulties as evidenced:

               (i) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

               (ii) by the filing against it of a petition commencing an involuntary case under said Title 11 which shall not have been dismissed within 60 days after the date on which said petition is filed or by its filing an answer or other pleading within said 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting or acquiescing in the relief therein provided;

               (iii) by the entry of an order for relief in any involuntary case commenced under said Title 11;

               (iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

               (v) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or
          (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

               (vi) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

               (vii) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)  a Change in Control of the Company shall occur;

          (h) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA,
(iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled
Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer
Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through
(vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities which in the aggregate could have a Material Adverse Effect; or

          (i) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof that (i) involves in the aggregate a liability (not paid or fully covered by insurance) of $25,000,000 or more, or (ii) could reasonably be expected to have a Material Adverse Effect; or

          (j) (i) any material non-compliance by the Company or any Significant Subsidiary with any term or provision of the HMO Regulations or Insurance Regulations pertaining to fiscal soundness, solvency or financial condition; or (ii) the assertion in writing by an HMO Regulator or Insurance Regulator that it is taking administrative action against the Company or any Significant Subsidiary to revoke or suspend any contract of insurance, license, permit, certification, authorization, accreditation or charter or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations or Insurance Regulations against any of such entities and the Company or such Significant Subsidiary shall have been unable to cause such HMO Regulator or Insurance Regulator to withdraw such written notice within five Business Days following receipt of such written notice by the Company or such Significant Subsidiary, in each of clauses (i) and (ii), to the extent such event will or is reasonably expected to have a Material Adverse Effect; or

          (k) on or after the Closing Date, (i) for any reason any Loan Document ceases to be or is not in full force and effect or (ii) the Company shall assert that any Loan Document has ceased to be or is not in full force and effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Company, automatically the Facility Period shall immediately terminate and the RFC Loans hereunder (with accrued interest thereon and amounts payable pursuant to Section 2.15) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company and to RFC, declare the Facility Period to be terminated forthwith, whereupon the Facility Period shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company and to RFC, declare the RFC Loans hereunder (with accrued interest thereon and amounts payable pursuant to Section 2.15) and all other amounts owing under this Agreement (the "RFC Obligations") to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          7.2  Annulment of Defaults

          An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Agent, with the consent of or at the direction of the Required Banks, subject to subsection 9.1, shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Agent or the Banks upon the occurrence thereof.

          7.3  Waivers

          The Company hereby waives to the extent permitted by applicable law (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), protests, notices of protest and notices of dishonor in connection with any RFC Loans, (b) any requirement of diligence or promptness on the part of RFC or any Bank in the enforcement of its rights under the provisions of this Agreement or any Note, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

          7.4  Course of Dealing

          No course of dealing between the Company and RFC or any Bank shall operate as a waiver of any of RFC's or the Banks' rights under this Agreement or any Note. No delay or omission on the part of RFC or any Bank in exercising any right under this Agreement or any Note or with respect to any of the RFC Obligations shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon RFC or any Bank unless it is in writing and signed by the Agent or RFC and/or such of the Banks as may be required by the provisions of this Agreement. The making of a RFC Loan during the existence of a Default shall not constitute a waiver thereof.


          SECTION 8.  THE AGENT

          8.1  Appointment

          RFC and each Bank hereby irrevocably designates and appoints The Chase Manhattan Bank as the Agent of such Person under this Agreement, and each such Person irrevocably authorizes The Chase Manhattan Bank, as the Agent for such Person, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent, as the case may be, by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with RFC or any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

          8.2  Delegation of Duties

          The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          8.3  Exculpatory Provisions

          Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to RFC or any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to RFC or any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

          8.4  Reliance by Agent

          The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of RFC and/or the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of RFC or the Required Banks, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon RFC and all the Banks and all future holders of the Notes.

          8.5  Notice of Default

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from RFC, a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to RFC and the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of RFC and the Banks.

          8.6  Non-Reliance on Agent and Other Banks

          Each of RFC and each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to RFC or to any Bank. Each of RFC and each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its RFC Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent, RFC or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7  Indemnification

          The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their then existing Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the RFC Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the RFC Loans and all other amounts payable hereunder.

          8.8  Agent in Its Individual Capacity

          The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its RFC Loans held by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

          8.9  Successor Agent

          The Agent may resign as Agent, upon 10 days' notice to the Banks and RFC. If the Agent shall resign as Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company and RFC, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


          SECTION 9.  MISCELLANEOUS

          9.1  Amendments and Waivers

          Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Banks and RFC, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity (whether as stated, by acceleration or otherwise) of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce or extend the payment of any fee payable to the Banks hereunder, or reduce the principal amount thereof, or amend, modify, waive any provision of subsection 2.10, in each case without the consent of each Bank directly affected thereby, or (b) amend, modify or waive any provision of this subsection 9.1 or reduce the percentage specified in the definition of Required Banks or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of all the Banks, or (c) amend, modify or waive any provision of
Section 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, RFC, the Agent and all future holders of the Notes. In the case of any waiver, the Company, RFC, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          9.2  Notices

          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or one Business Day after being deposited with an overnight courier service, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed (i) in the case of notices, requests and demands to or upon the Company, the Agent, and RFC, as set forth below and (ii) in the case of notices, requests and demands to or upon any Bank, as set forth in an administrative questionnaire delivered by such Bank to the Agent, or, in each case, to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

     The Company:   Humana Inc.
                    The Humana Building
                    500 West Main Street
                    Louisville, Kentucky 40202
                    Attention:     Brett J. McIntyre,
                                   Vice President and
                                   Treasurer
                    Telecopy:      (502) 580-4089

     The Agent:     The Chase Manhattan Bank
                    270 Park Avenue
                    New York, New York 10017
                    Attention:     Dawn Lee Lum
                    Telecopy:      (212) 270-3279

     with a copy to: Chase Agent Bank Services

                     One Chase Manhattan Plaza, 8th Floor
                     New York, New York  10081
                     Attention:    Janet Belden
                     Telecopy:     (212) 552-5658

     RFC:            c/o The Liberty Hampshire Company, LLC
                     227 West Monroe
                     Suite 4000
                     Chicago, Illinois 60606
                     Attn: Operations Department
                     Fax:  (312) 977-1967/1699

provided that any notice, request or demand to or upon the Agent, RFC or the Banks pursuant to Section 2 shall not be effective until received.

          9.3  No Waiver; Cumulative Remedies

          No failure to exercise and no delay in exercising, on the part of the Agent, RFC or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4  Survival of Representations and Warranties

          All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

          9.5  Payment of Expenses and Taxes; Indemnity

          (a) The Company agrees (i) to pay or reimburse the Agent and RFC for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Liquidity Agreement and the Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and to RFC, (ii) to pay or reimburse, RFC each Bank and the Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel (including, without limitation, the allocated cost of in-house counsel) to the Agent, to RFC and to the several Banks, and (iii) to pay, indemnify, and hold RFC, each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents.

          (b) The Company will indemnify each of the Agent, RFC, the CP Issuer and the Banks and the directors, officers, managers, members and employees thereof and each Person, if any, who controls each one of the Agent, RFC, the CP Issuer and the Banks
(any of the foregoing, an "Indemnified Person") and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and expenses (including without limitation
(i) all fees and disbursements of counsel (including without limitation, the allocated cost of in-house counsel) with whom an Indemnified Person may consult in connection therewith and all expenses of litigation or preparation therefore and (ii) any amounts paid or payable by any Bank pursuant to its indemnity obligations under Section 4.8 of the Liquidity Agreement) which an Indemnified Person may incur or which may be asserted against it in connection with any litigation or investigation (whether or not such Indemnified Person is a party to such litigation or investigation) involving this Agreement, the use of any proceeds of any RFC Loans under this Agreement by the Company or any Subsidiary, any officer, director, member, manager or employee thereof, excluding litigation commenced by the Company against any of the Agent or the Banks which (i) seeks enforcement of any of the Company's rights hereunder and (ii) is determined adversely to any of the Agent or the Banks (all such non-excluded claims, damages, liabilities and expenses, "Indemnified
Liabilities"), provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified
Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnified Person.

          (c) The agreements in this subsection 9.5 shall survive repayment of the RFC Loans and all other amounts payable hereunder.

          9.6  Successors and Assigns; Participations; Purchasing Banks

          (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank and RFC.

          (b) Any Bank other than a Conduit Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any RFC
Loans owing to such Bank, any Notes held by such Bank, and/or any other interests of such Bank hereunder and under the other Loan
Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Notes for all purposes under this Agreement, and the Company, RFC and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and under the other Loan
Documents. The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of offset in respect of its participating interest in amounts owing under this Agreement and any Notes to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Notes, provided that such right of offset shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 9.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Eurodollar Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor
Bank to such Participant had no such transfer occurred.  No
Participant shall be entitled to consent to any amendment, supplement, modification or waiver of or to this Agreement or any Note, unless the same is subject to clause (a) of the proviso to subsection 9.1.

          (c) Any Bank other than a Conduit Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Bank or any Lender
Affiliate thereof, and, with the consent of the Company (unless an Event of Default is continuing), RFC and the Agent (which in each case shall not be unreasonably withheld) to one or more additional banks or financial institutions ("Purchasing Banks") all or any part of its rights and/or obligations under this Agreement and the Notes pursuant to a Transfer Supplement, executed by such Purchasing Bank, such transferor Bank and the Agent (and, in the case of a Purchasing Bank that is not then a Bank or a Lender Affiliate, and subject to the other qualifiers above, by the Company and RFC) and agreement by such Purchasing
Banks to be bound by the terms of this agreement including without limitation the provisions of subsection 9.15 hereof;
provided, however, that (i) each such sale shall be accompanied by a corresponding simultaneous assignment of such selling Bank's pro rata share to the Purchasing Bank of (x) its Commitment by taking such action as set forth in Section 4.5(a) of the Liquidity Agreement and (y) its Tranche B Commitment (as defined in the 364-Day Facility) pursuant to and in accordance with the provisions of Section 10.6(d) of the 364-Day Facility and (ii) the Purchasing Bank shall be an Eligible Assignee (as defined in the Liquidity Agreement). Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Company and RFC, (iii) compliance with the assignment procedures under Section 4.5(a) of the Liquidity Agreement and
(iv) payment, if any, by such Purchasing Bank, such Purchasing
Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. Upon the consummation of any transfer to a Purchasing Bank, pursuant to this subsection 9.6(c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Bank and new
Notes or, as appropriate, replacement Notes, are issued to such Purchasing Bank, in each case in principal amounts reflecting their interests or, as appropriate, their outstanding RFC Loans as adjusted pursuant to such Transfer Supplement.
Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder with the consent of RFC, which consent shall not be unreasonably withheld, but without the consent of the Company or the Agent any or all of the RFC Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 9.6(c); provided, that such designating Bank affirms its obligations pursuant to
Section 9.15.

          (d) The Agent shall maintain at its address referred to in subsection 9.2 (a) copy of Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the RFC Loans owing to, RFC and to each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent, RFC and the Banks may treat each Person whose name is recorded in the Register as the owner of the RFC Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company, RFC or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Transfer Supplement executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company, RFC and the Agent) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Transfer Supplement (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to RFC, the Banks and the Company.

          (f) The Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank by the Company pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with such Bank's credit evaluation of the Company prior to entering into this Agreement.

          (g) If, pursuant to this subsection 9.6, any interest in this Agreement or any Note is transferred to a Non-U.S. Bank, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with the provisions of subsection 2.14.

          (h) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Bank to any Federal Reserve Bank in accordance with applicable law.

          (i) Each of the Company, each Bank and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender;
provided, however, that each Bank designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit
Lender during such period of forbearance.

          (j) Nothing in this section is intended to modify the requirements contained in the Liquidity Agreement for replacement, addition or participation of Banks thereto.

          (k) RFC may, without the consent of any party, assign the RFC Loans at any time to a Liquidity Institution pursuant to the terms of the Liquidity Agreement.

          9.7  Adjustments; Set-off.

          (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Bank or Banks, if any Bank (a "Benefited Bank") shall at any time receive any payment of all or part of its RFC Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by offset, pursuant to events or proceedings of the nature referred to in subsection 7.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other
Bank's RFC Loans, or interest thereon, such Benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank's RFC Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's
RFC Loan may exercise all rights of a payment (including, without limitation, rights of offset) with respect to such portion as fully as if such Bank were the direct holder of such portion.

          (b) In addition to any rights and remedies of the Banks provided by law, at any time when an Event of Default is in existence, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits
(general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          9.8  Counterparts

          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

          9.9  GOVERNING LAW

          THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES
SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF NEW YORK.

          9.10 WAIVERS OF JURY TRIAL

          THE COMPANY, RFC, THE AGENT AND THE BANKS EACH
HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY
LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES
OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          9.11 Submission To Jurisdiction; Waivers

          The Company hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New
York, the courts of the United States of America for the Southern
District of New York, and appellate courts from any thereof; and

          (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          9.12 Confidentiality of Information

          Each Bank acknowledges that some of the information furnished to such Bank pursuant to this Agreement may be received by such Bank prior to the time such information shall have been made public, and each Bank agrees that it will keep all information so furnished confidential and shall make no use of such information until it shall have become public, except (a) in connection with matters involving operations under or enforcement of this Agreement or the Notes, (b) in accordance with each Bank's obligations under law or regulation or pursuant to subpoenas or other process to make information available to governmental or regulatory agencies and examiners or to others,
(c) to each Bank's Affiliates, employees, agents (including accountants, legal counsel and other advisors) and Transferees and prospective Transferees so long as such Persons agree to be bound by this subsection 9.12 and (d) with the prior written consent of the Company.

          9.13 Bankruptcy Petition Against RFC.

          Each party to this Agreement hereby covenants and agrees that on behalf of itself and each of its affiliates, that prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of RFC, such party will not institute against, or join any other Person in instituting against, RFC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The agreements contained in this subsection and the parties' respective obligations hereunder shall survive the termination of this Agreement.

          9.14 Special RFC Indemnity.

          The Company agrees to indemnify RFC and its officers, managers, members (and the direct and indirect owners of such members), employees, representatives and agents from and against all liabilities, losses, suits, costs or expenses of any kind in any way related to the acquisition by RFC of RFC Loans (collectively, "Indemnified Amounts"), provided, however that the Company shall not have any obligations pursuant to this subsection 9.14 relating to any Indemnified Amounts resulting solely from the gross negligence or willful misconduct of the Person seeking indemnification. The Company's liability with respect to any Indemnified Amounts with respect to income taxes shall be limited to the amount of tax (calculated based upon the highest marginal U.S. federal income tax rate for individuals and the highest marginal state and local tax rates for individuals resident in New York City), plus interest and penalties thereon, on the increase in net income of RFC as a result of, arising out of, or in any way related to or by reason of the successful assertion by any governmental authority that the Intended Characterization is inappropriate in any regard. As used herein, "Intended Characterization" means that, for all applicable state, local and federal income tax purposes, RFC's acquisition of RFC Loans shall be treated as the acquisition by RFC of a debt instrument. This indemnity is in addition to any obligations of the Company set forth in subsection 9.5. The agreements contained in this subsection and the parties' respective obligations hereunder shall survive the termination of this Agreement.

          9.15 Limited Recourse.

          Each party to this Agreement acknowledges and agrees that all transactions with RFC shall be without recourse of any kind to RFC. RFC shall have no obligation to pay any amounts constituting fees, reimbursement for expense or indemnities owing under this Agreement (collectively, "Expense Claims") and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against RFC unless and until RFC has received sufficient amounts pursuant to the CP Rate Loans to pay such Expense Claims and such amounts are not required to pay the outstanding indebtedness of RFC. The agreements contained in this section and the parties' respective obligations hereunder shall survive the termination of this Agreement.



     [remainder of this page intentionally blank - signature

                          pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              HUMANA INC.


                              By: /s/  Brett J. McIntyre
                                Name:  Brett J. McIntyre
                                Title: Vice President and Treasurer



                              THE CHASE MANHATTAN BANK, as Agent,
                              as CAF Loan Agent and as a Bank


                              By: /s/  Dawn Lee Lum
                                Name:  Dawn Lee Lum
                                Title: Vice President


                              RELATIONSHIP FUNDING COMPANY, LLC


                              By:__/s/ X___________________
                                Name:_______________________
                                Title:______________________


                              Bank of America, N.A.


                              By:     /s/ Joseph L. Corah
                                Name:     Joseph L. Corah
                                Title:    Principal



                              Citibank, N.A.
                              (Name of Institution)

                              By:   /s/ David Dodge
                                 Name:  David Dodge
                                 Title: Managing Director



                              Lehman Brothers Holdings
                              (Name of Institution)

                              By:  /s/  Francis X. Gilhool
                                 Name:  Francis X. Gilhool
                                 Title: Authorized Signatory



                              National City Bank of Kentucky
                              (Name of Institution)

                              By:   /s/ Deroy Scott
                                 Name:  Deroy Scott
                                 Title: Senior Vice President



                              PNC Bank, National Association
                              As Co-Agent and Bank

                              By:    /s/ Nicholas A. Aponte
                                  Name:  Nicholas A. Aponte
                                  Title: Vice President



                              The Bank of New York
                              (Name of Institution)

                              By:  /s/  Michael Flannery
                                 Name:  Michael Flannery
                                 Title: Vice President



                              THE BANK OF NOVA SCOTIA
                              (Name of Institution)

                              By:  /s/  William J. G. Brown
                                 Name:  William J. G. Brown
                                 Title: Managing Director



                              U.S. Bank National Association


                              By:   /s/  Michael J. Miller
                                  Name:  Michael J. Miller
                                  Title: Sr. Vice President




                              Wachovia Bank, N.A.
                              (Name of Institution)

                              By:  /s/  Mark A. Edwards
                                Name:   Mark A. Edwards
                                Title:  Senior Vice President







                                                       SCHEDULE I

             Lending Offices; Addresses for Notices

THE CHASE MANHATTAN BANK

270 Park Ave, 48th Floor
New York, NY 10017
Attention: Dawn Lee Lum
Telephone: (212) 270-2472

PNC BANK

500 West Jefferson St.
Louisville, KY 40202
Attention: Paula Fryland
Telephone: (502) 581-2244

THE BANK OF NOVA SCOTIA

600 Peachtree St. N.E., Suite 2700
Atlanta, GA 30308
Attention: Carolyn Calloway
Telephone: (404) 877-1507

LEHMAN BROTHERS HOLDINGS, INC

To be determined

THE BANK OF NEW YORK

One Wall Street, 8th Floor
New York, NY 10286
Attention: Mike Flannery
Telephone: (212) 635-7885

NATIONAL CITY BANK OF KENTUCKY

101 South Fifth Street
Louisville, KY 40202
Attention: Scott Deroy
Telephone: (502) 581-7821


BANK OF AMERICA, N.A.

100 N. Tryon Street
Charlotte, NC 28255
Attention: Joe Corah
Telephone: (704) 386-5976

WACHOVIA BANK, N.A.

191 Peachtree Street, N.E., 30th Floor
Atlanta, GA 30303
Attention: M. Eugene Wood, III
Telephone (404) 332-1352

CITIBANK, N.A.

399 Park Ave, 12th Floor
New York, NY 10043
Attention: David Dodge
Telephone: (212) 816-3995

U.S. BANK NATIONAL ASSOCIATION

201 W. Wisconsin Avenue
Milwaukee, WI  53259
Attention:  Michael J. Miller
Telephone: (414) 227-5969



                                                      SCHEDULE II


                          PRICING GRID


Public Debt Ratings      Alternate     Eurodollar
S&P/Moody's              Base Rate     Margin
                         Margin

Level 1> BBB+/Baa1       0 bps         85 bps
Level 2 > BBB/Baa2       0 bps         95 bps
Level 3 > BBB-/Baa3      5 bps         105 bps
Level 4 > BB+/Ba1        20 bps        120 bps
Level 5 < BB+/Ba1        37.5 bps      137.5 bps



Pricing will be determined based upon the lower of the ratings from S&P or Moody's, but in the event the Company's ratings are more than one Level apart, the pricing will be determined by using the rating which is one Level above the lower rating; provided, that (i) if on any day the ratings from S&P or Moody's are not at the same Level, then the Level applicable to the lower of such ratings shall be applicable for such day, (ii) if on any day the rating of only one of S&P or Moody's is available, then the Level of such rating shall be applicable for such day and (iii) if on any day a rating is available from neither of S&P or Moody's, then Level 5 shall be applicable for such day. Any change in the applicable Level resulting from a change in the rating of a S&P or Moody's shall become effective on the date such change is publicly announced by S&P or Moody's, as applicable.